As filed with the Securities and Exchange Commission on August 23, 2010

Registration No. 333-166970

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

JAYHAWK ENERGY, INC.
(Exact name of registrant as specified in its charter)

Colorado	1311	20-0990109
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6420 E. Seltice Way
Suite C
Post Falls, Idaho 83854
(208) 667-1328
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Lindsay E. Gorrill
Chief Executive Officer and Chief Financial Officer
420 E. Seltice Way
Suite C
Post Falls, Idaho 83854
 (208) 667-1328
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Marc J. Ross, Esq.
Thomas A. Rose, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Telephone: (212) 930-9700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large Accelerated Filer ☐	Accelerated Filer ☐

Non-accelerated Filer ☐	Smaller Reporting Company ☒
(Do not check if a smaller reporting company)

 CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common stock, par value $0.001 per share, issuable upon conversion of senior secured convertible debentures	4,990,001	$0.51(2)	$2,544,901	$181.45
Common stock, par value $0.001 per share issued upon conversion of senior secured convertible debentures	10,000	$0.51 (2)	$5,100	$0.37
Common stock, par value $0.001 per share, issued upon exercise of warrants issued to investors in a cashless exercise during the quarter ended March 31, 2010	2,111,387	$0.51(2)	$1,076,808	$76.78
Common stock, par value $0.001 per share, issuable upon exercise of warrants issued to investors	2,000,000	$0.51(2)	$1,020,000	$72.73
Common stock, par value $0.001 per share, issuable, at the option of the Company, in lieu of payments of interest on senior secured convertible debentures	812,223	$0.51(2)	$414,234	$29.64
Common stock, par value $0.001 per share, issued on April 1, 2010, at the option of the Company in lieu of payments of interest on senior secured convertible debentures	21,666	$0.51 (2)	$11,050	$0.79
Common stock, par value $0.001 per share, issued on July 1, 2010, at the option of the Company in lieu of payments of interest on senior secured convertible debentures	112,777	$0.51 (2)	$57,516	$4.10
Common stock, par value $0.001 per share, upon exercise of warrants issued to the placement agent	166,000	$0.51(2)	$84,660	$6.04
Total	10,224,054	$0.51(2)	$5,214,269	$371.80*
____________
(1)

*Previously paid.
Pursuant to Rule 416 under the Securities Act, the shares of common stock offered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of anti-dilution provisions, stock splits, stock dividends, recapitalizations or other similar transactions.

(2)
With respect to the shares of common stock offered by the selling stockholders named herein, estimated at $0.51 per share, the average of the high and low prices of the common stock as reported on the OTC Bulletin Board on May 17, 2010, for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED AUGUST 23, 2010

10,224,054 Shares

JayHawk Energy, Inc.

Common Stock

This prospectus relates to the sale by the selling stockholders identified in this prospectus of up to 10,224,054 shares of our common stock, which includes (i) 4,990,001 shares issuable upon conversion of senior secured convertible debentures; (ii) 10,000 shares issued upon conversion of senior secured convertible debentures; (iii) 2,111,387 shares issued upon the exercise of warrants in a cashless exercise during the quarter ended March 31, 2010; (iv) 2,000,000 shares issuable upon the exercise of warrants with an exercise price of $0.45 per share; (v) 812,223 shares issuable, at our option, in lieu of  payments of interest on the senior secured convertible debentures based upon the market price of our common stock as reported on the OTC Bulletin Board on August 20, 2010 ; (vi) 21,666 shares issued on April 1, 2010, at our option, in lieu of  payments of interest on the senior secured convertible debentures; (vii) 112,777 shares issued on July 1, 2010, at our option, in lieu of  payments of interest on the senior secured convertible debentures; and (viii) 166,000 shares issuable upon the exercise of warrants issued to the placement agent with an exercise price of $0.45 per share  All of these shares of our common stock are being offered for resale by the selling stockholders.

The prices at which the selling stockholders may sell shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any proceeds from the sale of these shares by the selling stockholders. However, we will receive proceeds from the exercise of the warrants if they are exercised for cash by the selling stockholders.

We will bear all costs relating to the registration of these shares of our common stock, other than any selling stockholders’ legal or accounting costs or commissions.

Our common stock is quoted on the regulated quotation service of the OTC Bulletin Board under the symbol “JYHW.OB”. The last reported sale price of our common stock as reported by the OTC Bulletin Board on August 20, 2010, was $0.22 per share .

Investing in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 4 of this prospectus before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is *, 2010

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

i

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless otherwise noted, the terms “the Company,” “we,” “us,” and “our” refer to JayHawk Energy, Inc., and its wholly-owned subsidiary, JayHawk Gas Transportation Corporation.

JayHawk Energy, Inc. was incorporated in Colorado on April 5, 2004 as Bella Trading Company, Inc.  We were originally formed to offer for sale, traditional ethnic and contemporary jewelry, as well as accessories, imported from Nepal and Thailand. During the third quarter of the fiscal year ending September 30, 2007, we decided to change management, enter the oil and gas business, and cease all activity in the retail jewelry industry.  At that time we changed our name to JayHawk Energy, Inc. and shifted our focus to the acquisition, exploration, development, production and sale of natural gas, crude oil, and natural gas liquids, primarily from conventional reservoirs within North America.

We initiated this new focus in July of 2007 with the acquisition of certain oil, gas and mineral leases totaling approximately 35,000 gross acres, located in Bourbon County, Kansas within the Cherokee basin, referred to as the Uniontown properties.   This acreage is leased for the development of coal-bed methane and conventional oil and gas reserves.  We continued our development strategy in the 2nd quarter of the year ending September 30, 2008, acquiring a 65% gross working interest in 5 producing oil wells located in the Williston Basin of North Dakota, along with the right to develop the oil, gas and mineral resources on 15,500 acres of leases in this same area.

In March and April of 2008 the Company augmented its initial investment in southeast Kansas with the acquisition of additional assets, referred to as the Girard properties, including leased acreage, adjacent to the Uniontown properties, 34 gas wells, and a 16 mile natural gas pipeline.  During July and August of 2008 the Company completed drilling, casing and tying-in of an additional 20 gas wells.

Our strategy is to increase shareholder value through strategic acquisitions, drilling and development, and by prudently managing our balance sheet.  We believe in creating opportunities for our shareholders through acquisition and through the “drill-bit.”  In this regard, the Company’s investments to date have been concentrated in essentially coal bed methane gas properties, located in southeast Kansas, and oil producing properties in northwest North Dakota.

Due to a lack of funding, during the fiscal year ending September 30, 2009, no new additional acreage was acquired and no new development or drilling took place.  This lack of funding contributed to management’s decision in August of 2009 to enter into a joint venture agreement with DK True Energy Development (DKTED) for the continued development of our coal-bed methane wells of the Girard properties.  DKTED has contributed $250,000 through the date of this report to acquire an interest in the Girard properties.

As of the date of this prospectus, we remain an early stage oil and gas company led by an experienced management team focused on exploration and production of oil and natural gas.  Our immediate business plan is to focus our efforts on further developing the as yet undeveloped acreage in Southeast Kansas and to drill two or more wells in the Crosby , North Dakota properties.  Our main priority will be given to projects with near term cash flow potential, although consideration will be given to projects that may not be as advanced from a technical standpoint but demonstrate the potential for significant upside.  Future development activities will be determined by our ability to access sources of sufficient funding.

Our principal executive offices are located at 6240 E. Seltice Way, Suite C, Post Falls, Idaho 83854.

On December 9, 2009, we entered into a securities purchase agreement wherein we agreed to issue and sell up to $1.5 million of senior secured convertible debentures and warrants to purchase up to an aggregate of 5,000,001 shares of our common stock.  The senior secured convertible debentures are due on December 9, 2011, bear interest at the rate of 10% per annum and are convertible into shares of our common stock at a conversion price of $0.30 per share.  The interest on the senior secured debentures may be paid, at our option, in shares of our common stock at a conversion price equal to the lesser of $0.30 or the lesser of (i) the average of the VWAPs for the 5 consecutive trading days ending on the day preceding the interest payment date or (ii) the average of the VWAPs for the 5 consecutive trading days ending on the trading day that is immediately prior to the date the shares are delivered to the holder.  The warrants are exercisable for a term of forty two months, from the date of their issuance, at an exercise price of $0.45 per share.  In connection with the private placement, we also issued warrants to purchase an aggregate of 166,000 shares of our common stock to the placement agent.  The placement agent warrants are exercisable for a term of five years at an exercise price of $0.45 per share.

THE OFFERING
Common stock offered by selling stockholders	This prospectus relates to the sale by certain selling stockholders of 10,224,054 shares of our common stock consisting of:

	(i)	4,990,001 shares of our common stock issuable upon conversion of senior secured convertible debentures;

	(ii)	10,000 shares of our common stock issued upon conversion of senior secured convertible debentures;

	(iii)	2,111,387 shares of our common stock issued upon the exercise of warrants in a cashless exercise during the quarter ended March 31, 2010;

	(iv)	2,000,000 shares of our common stock issuable upon the exercise of warrants with an exercise price of $0.45 per share;

(v)
812,223 shares of our common stock issuable, at our option, in lieu of payments of interest on the senior secured convertible debentures based upon the market price of our common stock as of  August 20, 2010  as reported on the OTC Bulletin Board;

	(vi)	21,666 shares of our common stock issued on April 1, 2010, at our option, in lieu of payments of interest on the senior secured convertible debentures; and

	(vii)	112,777 shares of our common stock issued on April 1, 2010, at our option, in lieu of payments of interest on the senior secured convertible debentures; and

	(viii)	166,000 shares of our common stock issuable upon the exercise of warrants issued to the placement agent with an exercise price of $0.45 per share.

Offering price	Market price or privately negotiated prices.

Common stock outstanding before the offering	48,980,326 shares (1)

Common stock to be outstanding after the offering	56,948,550 shares (2)

Use of proceeds
We will not receive any proceeds from the sale of the common stock by the selling stockholders. However, we will receive the exercise price, if the cashless exercise feature is not used, upon exercise of the warrants by the selling stockholders. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes.

OTB Bulletin Board Symbol	JYHW.OB

Risk Factors
You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 9 of this prospectus before deciding whether or not to invest in our common stock.

____________

(1) Represents the number of shares of our common stock outstanding as of August 20, 2010 . Excludes (i) 4,990,001 shares of our common stock issuable upon conversion of outstanding convertible debentures; (ii) 2,000,000 shares of our common stock issuable upon exercise of outstanding warrants with an exercise price of $0.45 per share; (iii) 812,223 shares of our common stock issuable, at our option, in lieu of payments of interest on the senior secured convertible debentures based upon ; the market price of our common stock as of August 20, 2010 as reported on the OTC Bulletin Board, (iv) 166,000 shares of our common stock issuable upon the exercise of warrants issued to the placement agent with an exercise price of $0.45 per share and (v) 4,000,000 shares of our common stock issuable pursuant to our 2009 Stock Incentive Plan.

(2) Includes (i) 4,990,001 shares of our common stock issuable upon conversion of outstanding convertible debentures; (ii) 2,000,000 shares of our common stock issuable upon exercise of outstanding warrants with an exercise price of $0.45 per share; (iii) 812,223 shares of our common stock issuable, at our option, in lieu of payments of interest on the senior secured convertible debentures based upon the market price of our common stock as of August 20, 2010 as reported on the OTC Bulletin Board; and (iv) 166,000 shares of our common stock issuable upon the exercise of warrants issued to the placement agent with an exercise price of $0.45 per share.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such statements include statements regarding our expectations, hopes, beliefs or intentions regarding the future, including but not limited to statements regarding our market, strategy, competition, development plans (including acquisitions and expansion), financing, revenues, operations, and compliance with applicable laws. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially from such forward-looking statements include the risks described in greater detail in the following paragraphs. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward- looking statement. Market data used throughout this prospectus is based on published third party reports or the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information. Although we believe that such sources are reliable, we do not guarantee the accuracy or completeness of this information, and we have not independently verified such information.

Risk Factors

There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals. If any of these risks actually occur, our business, financial condition or results of operation may be materially adversely affected. In such case, the trading price of our common stock could decline and investors could lose all or part of their investment.

Risks Relating to Our Business

Since we have a somewhat limited operating history in our current line of business, it is difficult for potential investors to evaluate our business.

We entered the oil and gas business in the third quarter of our fiscal year ended September 30, 2007. Our somewhat limited operating history makes it difficult for potential investors to evaluate our business or prospective operations. Since our formation, we have generated only limited and sporadic revenues. As an early stage company, we are subject to all the risks inherent in the initial organization, financing, expenditures, complications and delays inherent in a new business. Accordingly, our business and success faces risks from uncertainties faced by developing companies in a competitive environment. There can be no assurance that our efforts will be successful or that we will ultimately be able to attain profitability.

We are dependent upon key personnel whose loss may adversely impact our business.

We rely heavily on the expertise, experience and continued services of Lindsay E. Gorrill, our Chief Executive Officer, Chief Financial Officer and Director, Marshall Diamond-Goldberg, our President, Director and Chairman of Reserve Reporting. The loss of Mr. Gorrill or Mr. Diamond-Goldberg and the inability to attract or retain other key individuals could materially adversely affect us. We seek to compensate and motivate our executives, as well as other personnel, through competitive salaries and bonus plans, but there can be no assurance that these programs will allow us to attract or retain personnel. If Mr. Gorrill or Mr. Diamond-Goldberg were to leave, we could face substantial difficulty in hiring a qualified successor and could experience a loss in productivity while any such successor obtains the necessary training and experience.

We may need additional financing to execute our business plan and fund operations, which additional financing may not be available on reasonable terms or at all.

We have limited funds. Even with the aggregate proceeds of $1,500,000 from the private placement, pursuant to which we accepted subscriptions for $1,500,000 in principal amount of senior secured convertible debentures and warrants to purchase an aggregate of 5,000,001, shares of our common stock, we may not be able to execute our current business plan and fund business operations long enough to achieve profitability. Our ultimate success may depend upon our ability to raise additional capital. There can be no assurance that additional funds will be available when needed from any source or, if available, will be available on terms that are acceptable to us.

We may be required to pursue sources of additional capital through various means, including joint venture projects and debt or equity financings. Future financings through equity investments are likely to be dilutive to existing stockholders. Also, the terms of securities we may issue in future capital transactions may be more favorable for our new investors. Newly issued securities may include preferences, superior voting rights, the issuance of warrants or other derivative securities, and the issuances of incentive awards under equity employee incentive plans, which may have additional dilutive effects. Further, we may incur substantial costs in pursuing future capital and/or financing, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition and results of operations.

Our ability to obtain needed financing may be impaired by such factors as the condition of the economy and capital markets, both generally and specifically in our industry, and the fact that we are not profitable, which could impact the availability or cost of future financings. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs, even to the extent that we reduce our operations accordingly, we may be required to cease operations.

The issuance of shares upon conversion of the senior secured convertible debentures, exercise of outstanding warrants and in lieu of payments of interest on the senior secured convertible debentures may cause immediate and substantial dilution to our existing stockholders.

If the price per share of our common stock at the time of conversion of our senior secured convertible debentures, and exercise of any warrants, options, or any other convertible securities is in excess of the various conversion or exercise prices of these convertible securities, conversion or exercise of these convertible securities would have a dilutive effect on our common stock. As of August 20, 2010 , we had (i) outstanding senior secured convertible debentures which are convertible into an aggregate of 4,990,001 shares of our common stock at a conversion price of $0.30 per share, (ii) warrants to purchase 2,000,000 shares of our common stock at an exercise price of $0.45 per share, and (iii) outstanding Placement Agent warrants to purchase 166,000 shares of our common stock at an exercise price of $0.45 per share. Further, any additional financing that we secure may require the granting of rights, preferences or privileges senior to those of our common stock and which result in additional dilution of the existing ownership interests of our common stockholders.

Our independent auditors have expressed doubt about our ability to continue as a going concern.

In their report dated December 17, 2009, our current independent registered public accounting firm stated that our consolidated financial statements for the years ended September 30, 2009 were prepared assuming that we would continue as a going concern, and that they have doubt about our ability to continue as a going concern. In their report dated December 23, 2008, our former independent registered public accounting firm stated that our consolidated financial statements for the year ended September 30, 2008 were prepared assuming that we would continue as a going concern, and that they have doubt about our ability to continue as a going concern. Our auditors’ doubts are based on our ability to obtain sufficient working capital to fund future operations. If we are unable to raise additional capital, our efforts to continue as a going concern may not prove successful.

Our exploration and development operations are subject to many risks which may affect our ability to profitably extract oil and natural gas reserves or achieve targeted returns.  In addition, continued growth requires that we acquire and successfully develop additional oil and natural gas reserves.

Our exploration and development activities will depend in part on the evaluation of data obtained through geophysical testing and geological analysis, as well as test drilling activity.  The results of such studies and tests are subjective, and no assurances can be given that exploration and development activities based on positive analysis will produce oil or natural gas in commercial quantities or costs.  As developmental and exploratory activities are performed, further data required for evaluation of our oil and natural gas interests will become available.  The exploration and development activities that will be undertaken by us are subject to greater risks than those associated with the acquisition and ownership of producing properties.  The drilling of development wells, although generally consisting of drilling to reservoirs believed to be productive, may result in dry holes or a failure to produce oil and natural gas in commercial quantities.  Moreover, any drilling of exploratory wells is subject to significant risk of dry holes.

Our commercial success depends on our ability to find, acquire, develop and commercially produce oil and natural gas reserves.  Without the continual addition of new reserves, any existing reserves and the production there from will decline over time as such existing reserves are depleted. A future increase in our reserves will depend not only on our ability to explore and develop any properties we may have from time to time, but also on our ability to select and acquire suitable producing properties or prospects.  No assurance can be given that we will be able to continue to locate satisfactory properties for acquisition or participation.

Our oil and natural gas operations are subject to unforeseen operating hazards which may damage or destroy assets.

Although we maintain a level of insurance coverage consistent with industry practices against property or casualty losses unique circumstances to any particular event may make the coverage inadequate.  Oil and natural gas exploration, development and production operations are subject to all the risks and hazards typically associated with such operations, including hazards such as fire, explosion, blowouts, sour gas releases and spills, each of which could result in substantial damage to oil and natural gas wells, production facilities, other property and the environment or in personal injury.

Natural gas and oil drilling is a speculative activity and involves numerous risks and substantial and uncertain costs that could adversely affect us.

An investment in us should be considered speculative due to the nature of our involvement in the exploration for, and the acquisition, development and production of, oil and natural gas in North America. Oil and gas operations involve many risks, which even a combination of experience and knowledge and careful evaluation may not be able to overcome. There is no assurance that commercial quantities of oil and natural gas will be discovered or acquired by us.

We depend on successful exploration, development and acquisitions to maintain reserves and revenue in the future.

Acquisitions of crude oil and natural gas issuers and crude oil and natural gas assets are typically based on engineering and economic assessments made by independent engineers and our own assessments. These assessments will include a series of assumptions regarding such factors as recoverability and marketability of crude oil and natural gas, future prices of crude oil and natural gas and operating costs, future capital expenditures and royalties and other government levies which will be imposed over the producing life of the reserves. Many of these factors are subject to change and are beyond our control. In particular, the prices of and markets for oil and natural gas products may change from those anticipated at the time of making such assessment. In addition, all such assessments involve a measure of geologic and engineering uncertainty that could result in lower production and reserves than anticipated.

In addition, our review of records and properties of potential acquisitions may not necessarily reveal existing or potential problems, nor will we necessarily become sufficiently familiar with the properties before we acquire them to assess fully their deficiencies and potential. Environmental problems, such as soil or ground water contamination, are not necessarily observable even when an inspection on a well is undertaken and even when problems are identified, we may assume certain environmental and other risks and liabilities in connection with acquired properties.

Our reserve estimates, like all estimates, are subject to numerous uncertainties and may be inaccurate.

There are numerous uncertainties inherent in estimating quantities of oil or natural gas reserves and cash flows to be derived from, including many factors beyond our control. The reserve and associated cash flow information set forth herein represents estimates only. In general, estimates of economically recoverable oil and natural gas reserves and the future net cash flows therefrom are based upon a number of variable factors and assumptions, such as historical production from the properties, production rates, ultimate reserve recovery, timing and amount of capital expenditures, marketability of oil and natural gas, royalty rates, the assumed effects of regulation by governmental agencies and future operating costs, all of which may vary from actual results. All such estimates are to some degree speculative, and classifications of reserves are only attempts to define the degree of speculation involved. For those reasons, estimates of the economically recoverable oil and natural gas reserves attributable to any particular group of properties, classification of such reserves based on risk of recovery and estimates of future net revenues expected therefrom prepared by different engineers, or by the same engineers at different times, may vary. Our actual production, revenues, taxes and development and operating expenditures with respect to our reserves will vary from estimates thereof and such variations could be material.

Estimates of proved or unproved reserves that may be developed and produced in the future are often based upon volumetric calculations and upon analogy to similar types of reserves rather than actual production history. Estimates based on these methods are generally less reliable than those based on actual production history. Subsequent evaluation of the same reserves based upon production history and production practices will result in variations in the estimated reserves and such variations could be material.

Our properties are held in the form of licenses, leases and working interests in operating agreements and leases. If the specific requirements of such licenses, leases and working interests are not met, the instrument may terminate or expire.

If we or the holder of a lease fail to meet the specific requirements of the lease, license or operating agreement the specific instrument may terminate or expire. There can be no assurance that any of the obligations required to maintain each license or lease will be met, although we exercise every commercially reasonable efforts to do so. The termination or expiration of our licenses or leases or the working interests relating to a license or lease may have a material adverse effect on our results of operations and business.

As some of our properties are in the exploration stage, there can be no assurance that we will establish commercial discoveries on those properties.

Exploration for economic reserves of oil and gas is subject to a number of risk factors. Few properties that are explored are ultimately developed into producing oil and/or gas wells. Some of our properties are in the exploration stage only and we have only limited revenues from operations. While we do have a limited amount of production of oil and gas, we may not establish additional commercial discoveries on any of our undeveloped properties. Failure to do so would have a material adverse effect on our financial condition and results of operations.

Our lack of diversification will increase the risk of an investment in us, and our financial condition and results of operations may deteriorate if we fail to diversify.

Our current business focus is on the oil and gas industry in a limited number of properties, including Kansas and North Dakota. Larger companies have the ability to manage their risk by diversification. However, we currently lack diversification, in terms of both the nature and geographic scope of our business. As a result, we will likely be impacted more acutely by factors affecting our industry or the regions in which we operate, than we would if our business were more diversified, enhancing our risk profile.

We have substantial capital requirements that, if not met, may hinder our operations.

We anticipate that we will make substantial capital expenditures for the acquisition, exploration, development and production of oil and natural gas reserves in the future and for future drilling programs. If we have insufficient revenues, we may have limited ability to expend the capital necessary to undertake or complete future drilling programs. There can be no assurance that debt or equity financing, or cash generated by operations will be available or sufficient to meet these requirements or for other corporate purposes, or if debt or equity financing is available, that it will be on terms acceptable to us. Moreover, future activities may require us to alter our capitalization significantly. Our inability to access sufficient capital for our operations could have a material adverse effect on our financial condition, results of operations or prospects.

Because we are small and have limited access to additional capital, we may have to limit our exploration activity, which may result in a loss of investment.

We have a small asset base and limited access to additional capital. Accordingly, we must limit our exploration activity. As such, we may not be able to complete an exploration program that is as thorough as our management would like. In that event, existing reserves may go undiscovered. Without finding reserves, we cannot generate revenues and investors may lose their investment.

We face strong competition from other oil and gas companies.

We encounter competition from other oil and gas companies in all areas of our operations, including the acquisition of exploratory prospects and proven properties. Our competitors include major oil and gas companies and numerous independent oil and gas companies, individuals and drilling and income programs. Many of our competitors have been engaged in the oil and gas business much longer than we have and possess substantially larger operating staffs and greater capital resources than us. These companies may be able to pay more for exploratory projects and productive oil and gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. In addition, these companies may be able to expend greater resources on the existing and changing technologies that we believe are and will be increasingly important to attaining success in the industry. Such competitors may also be in a better position to secure oilfield services and equipment on a timely basis or on favorable terms. We may not be able to conduct our operations, evaluate and select suitable properties and consummate transactions successfully in this highly competitive environment.

Current global financial conditions have been characterized by increased volatility which could have a material adverse effect on our business, prospects, liquidity and financial condition.

Current global financial conditions and recent market events have been characterized by increased volatility and the resulting tightening of the credit and capital markets has reduced the amount of available liquidity and overall economic activity. There can be no assurance that debt or equity financing, the ability to borrow funds or cash generated by operations will be available or sufficient to meet or satisfy our initiatives, objectives or requirements. Our inability to access sufficient amounts of capital on terms acceptable to us for our operations could have a material adverse effect on our business, prospects, liquidity and financial condition.

The potential profitability of oil and gas properties depends upon factors beyond our control.

The potential profitability of oil and gas properties is dependent upon many factors beyond our control. For instance, world prices and markets for oil and gas are unpredictable, highly volatile, potentially subject to governmental fixing, pegging, controls, or any combination of these and other factors, and respond to changes in domestic, international, political, social, and economic environments. Additionally, due to worldwide economic uncertainty, the availability and cost of funds for production and other expenses have become increasingly difficult, if not impossible, to project. These changes and events may materially affect our financial performance. In addition, a productive well may become uneconomic in the event that water or other deleterious substances are encountered which impair or prevent the production of oil and/or gas from the well. In addition, production from any well may be unmarketable if it is impregnated with water or other deleterious substances. These factors cannot be accurately predicted and the combination of these factors may result in us not receiving an adequate return on invested capital.

Seasonal weather conditions and other factors could adversely affect our ability to conduct drilling activities.

Our operations could be adversely affected by seasonal weather conditions and wildlife restrictions on federal leases. In some areas, certain drilling and other oil and gas activities can only be conducted during limited times of the year, typically during the summer months. This would limit our ability to operate in these areas and could intensify competition during those times for drilling rigs, oil field equipment, services, supplies and qualified personnel, which may lead to periodic shortages. These constraints and the resulting shortages or high costs could delay our operations and materially increase our operating and capital costs, which could have a material adverse effect upon us and our results of operations.

The marketability of natural resources will be affected by numerous factors beyond our control.

The markets and prices for oil and gas depend on numerous factors beyond our control. These factors include demand for oil and gas, which fluctuate with changes in market and economic conditions, and other factors, including:

•	worldwide and domestic supplies of oil and gas;
•	actions taken by foreign oil and gas producing nations;
•	political conditions and events (including instability or armed conflict) in oil-producing or gas-producing regions;
•	the level of global and domestic oil and gas inventories;
•	the price and level of foreign imports;
•	the level of consumer demand;
•	the price and availability of alternative fuels;
•	the availability of pipeline or other takeaway capacity;
•	weather conditions;
•	domestic and foreign governmental regulations and taxes; and
•	the overall worldwide and domestic economic environment.

Significant declines in oil and gas prices for an extended period may have the following effects on our business:

•	adversely affect our financial condition, liquidity, ability to finance planned capital expenditures and results of operations;
•	cause us to delay or postpone some of our capital projects;
•	reduce our revenues, operating income and cash flow; and
•	limit our access to sources of capital.

We may have difficulty distributing our oil and gas production, which could harm our financial condition.

In order to sell the oil and gas that we are able to produce, we may have to make arrangements for storage and distribution to the market. In May 2008, we acquired a 16 mile pipeline in Crawford, County, Kansas, however for our other properties, we will rely on local infrastructure and the availability of transportation for storage and shipment of our products. Infrastructure development and storage and transportation facilities may be insufficient for our needs at commercially acceptable terms in the localities in which we operate. This situation could be particularly problematic to the extent that our operations are conducted in remote areas that are difficult to access, such as areas that are distant from shipping and/or pipeline facilities. These factors may affect our ability to explore and develop properties and to store and transport our oil and gas production and may increase our expenses.

Furthermore, weather conditions or natural disasters, actions by companies doing business in one or more of the areas in which we will operate, or labor disputes may impair the distribution of oil and/or gas and in turn diminish our financial condition or ability to maintain our operations.

Oil and gas operations are subject to comprehensive regulation which may cause substantial delays or require capital outlays in excess of those anticipated, causing an adverse effect on us.

Oil and gas operations are subject to federal, state, provincial and local laws relating to the protection of the environment, including laws regulating removal of natural resources from the ground and the discharge of materials into the environment. Oil and gas operations are also subject to federal, state, provincial and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment. Various permits from government bodies are required for drilling operations to be conducted; no assurance can be given that such permits will be received.  Further, hydraulic fracturing, the process used for releasing natural gas from shale rock, has recently come under increased scrutiny and could be the subject of further regulation that could impact the timing and cost of development.

Exploration activities are subject to certain environmental regulations which may prevent or delay the commencement or continuance of our operations.

In general, our exploration activities are subject to certain federal, state and local laws and regulations relating to environmental quality and pollution control. Such laws and regulations increase the costs of these activities and may prevent or delay the commencement or continuance of a given operation. Compliance with these laws and regulations has not had a material effect on our operations or financial condition to date. Specifically, we are subject to legislation regarding emissions into the environment, water discharges and storage and disposition of hazardous wastes. In addition, legislation has been enacted which requires well and facility sites to be abandoned and reclaimed to the satisfaction of state authorities. However, such laws and regulations are frequently changed and we are unable to predict the ultimate cost of compliance. Generally, environmental requirements do not appear to affect us any differently or to any greater or lesser extent than other companies in the industry.

With the introduction of the Kyoto Protocol, oil and gas producers may be required to reduce greenhouse gas emissions. This could result in, among other things, increased operating and capital expenditures for those producers. This could also make certain production of crude oil or natural gas by those producers uneconomic, resulting in reductions in such production. We are unable to predict the effect on our future earnings of the ratification of the Kyoto Protocol. However, in order to mitigate this risk, we are committed to maximizing shareholder value in an environmentally, socially responsible and safe manner.

We believe that our operations comply, in all material respects, with all applicable environmental regulations. Our operating partners generally maintain insurance coverage customary to the industry; however, we are not fully insured against all possible environmental risks.

Exploratory drilling involves many risks and we may become liable for pollution or other liabilities which may have an adverse effect on our financial position.

Drilling operations generally involve a high degree of risk. Hazards such as unusual or unexpected geological formations, power outages, labor disruptions, blow-outs, sour gas leakage, fire, inability to obtain suitable or adequate machinery, equipment or labor, and other risks are involved. We may become subject to liability for pollution or hazards against which we cannot adequately insure or for which we may elect not to insure. Incurring any such liability may have a material adverse effect on our financial position and operations.

Any change in government regulation and/or administrative practices may have a negative impact on our ability to operate and on our profitability.

The laws, regulations, policies or current administrative practices of any government body, organization or regulatory agency in the U.S. or any other jurisdiction may be changed, applied or interpreted in a manner which will fundamentally alter our ability to carry on our business. The actions, policies or regulations, or changes thereto, of any government body or regulatory agency, or other special interest groups, may have a detrimental effect on us. Any or all of these situations may have a negative impact on our ability to operate and/or our profitability.

No assurance can be given that defects in our title to natural gas and oil interests do not exist.

Title to natural gas and oil interests is often not possible to determine without incurring substantial expense. An independent title review was completed with respect to certain of the more valuable natural gas and oil rights acquired by us and the interests in natural gas and oil rights owned by us. Also, legal opinions have been obtained with respect to the spacing units for the wells which have been drilled to date and which have been operated by us. However, no assurance can be given that title defects do not exist. If a title defect does exist, it is possible that we may lose all or a portion of the properties to which the title defect relates. Our actual interest in certain properties may therefore vary from our records.

Difficult conditions in the global capital markets and the economy generally may materially adversely affect our business and results of operations and we do not expect these conditions to improve in the near future.

Our results of operations are materially affected by conditions in the global capital markets and the economy generally, both in the U.S. and elsewhere around the world. The stress experienced by global capital markets that began in the second half of 2007 continued throughout 2009. Recently, concerns over inflation, energy costs, geopolitical issues, the availability and cost of credit, the U.S. mortgage market and a declining real estate market in the U.S. have contributed to increased volatility and diminished expectations for the economy and the markets going forward. These factors, combined with volatile oil prices, declining business and consumer confidence and increased unemployment, have precipitated an economic slowdown and a global recession. Domestic and international equity markets have been experiencing heightened volatility and turmoil. These events and the continuing market upheavals may have an adverse effect on our business. In the event of extreme prolonged market events, such as the global credit crisis, we could incur significant losses.

Risks Relating to our Organization and our Common Stock

We may be unable to register for resale all of the shares of common stock and shares of common stock underlying the senior secured convertible debentures and warrants sold in the Private Placement, in which case purchasers in the private placement will need to rely on an exemption from the registration requirements in order to sell such shares.

This prospectus covers all of the shares of common stock underlying the senior secured convertible debentures and warrants sold in the private placement as well as shares which may be issued in lieu of interest on the senior secured convertible debentures. It is possible that the SEC may not permit us to register all of such shares of common stock for resale. In certain circumstances, the SEC may take the view that the private placement requires us to register the resale of the securities as a primary offering. Investors should be aware of the existence of risks that interpretive positions taken with respect to Rule 415, or similar rules or regulations including those that may be adopted subsequent to the date of this prospectus, that could impede the manner in which the shares of common stock underlying the senior secured convertible debentures and warrants may be registered or our ability to register the shares of common stock underlying the senior secured convertible dentures and warrants for resale at all or the trading in our securities. If we are unable to register some or all of the shares of common stock underlying the senior secured convertible debentures or warrants, or if shares previously registered are not deemed to be freely tradeable, such shares would only be able to be sold pursuant to an exemption from registration under the Securities Act, such as Rule 144.

If we fail to establish and maintain an effective system of internal control, we may not be able to report our financial results accurately or to prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common stock.

Effective internal control is necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. As a result, our small size and any current internal control deficiencies may adversely affect our financial condition, results of operation and access to capital. We have not performed an in-depth analysis to determine if historical un-discovered failures of internal controls exist, and may in the future discover areas of our internal control that need improvement.

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

•	changes in our industry;
•	competitive pricing pressures;
•	our ability to obtain working capital financing;
•	additions or departures of key personnel;
•	sales of our common stock (particularly following effectiveness of the resale registration statement required to be filed in connection with the Private Placement);
•	our ability to execute our business plan;
•	operating results that fall below expectations;
•	loss of any strategic relationship;
•	regulatory developments;
•	economic and other external factors;
•	period-to-period fluctuations in our financial results; and
•	inability to develop or acquire new or needed technology.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

Our common stock may be deemed a “penny stock,” which would make it more difficult for our investors to sell their shares.

Our common stock may be subject to the “penny stock” rules adopted under Section 15(g) of the Exchange Act. The penny stock rules generally apply to companies whose common stock is not listed on The NASDAQ Stock Market or other national securities exchange and trades at less than $4.00 per share, other than companies that have had average revenue of at least $6,000,000 for the last three years or that have tangible net worth of at least $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market for our securities. If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market, including shares issued in the private placement upon the effectiveness of the registration statement required to be filed, or upon the expiration of any statutory holding period, under Rule 144, or upon expiration of lock-up periods applicable to outstanding shares, or issued upon the exercise of outstanding options or warrants, it could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. The shares of common stock issuable upon conversion of the senior secured convertible debentures and warrants sold in the private placement will be freely tradable upon the earlier of: (i) effectiveness of a registration statement covering such shares and (ii) the date on which such shares may be sold without registration pursuant to Rule 144 (or other applicable exemption) under the Securities Act.

We may apply the proceeds of the private placement to uses that ultimately do not improve our operating results or increase the value of your investment.

We intend to use a portion of the net proceeds from the private placement, including proceeds received upon the exercise of the warrants, for general working capital purposes. Therefore, our management will have broad discretion in how we use these proceeds. These proceeds could be applied in ways that do not ultimately improve our operating results or otherwise increase the value of the investment in units sold in the Private Placement.

Exercise of options and warrants and conversion of convertible debentures may have a dilutive effect on our common stock.

If the price per share of our common stock at the time of exercise of any warrants, options, or any other convertible securities is in excess of the various exercise or conversion prices of such convertible securities, exercise or conversion of such convertible securities would have a dilutive effect on our common stock. As of August 20, 2010 , we had (i) outstanding senior secured convertible debentures which are convertible into an aggregate of 5,000,001 shares of our common stock, (ii) warrants to purchase 2,000,000 shares of our common stock at an exercise price of $0.45 per share, (iii) interest payments on our senior secured convertible debentures which, based upon current market prices, are convertible, at our option, into an aggregate of 925,000 shares of our common stock, (iv) outstanding placement agent warrants to purchase 166,000 shares of our common stock at an exercise price of $0.45 per share, and (v) 4,000,000 shares of our common stock issuable pursuant to our 2009 Stock Incentive Plan. Further, any additional financing that we secure may require the granting of rights, preferences or privileges senior to those of our common stock and which result in additional dilution of the existing ownership interests of our common stockholders.

Our certificate of incorporation allows for our board to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.

Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our board of directors also has the authority to issue preferred stock without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our board of directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the shares offered by them under this prospectus. We will not receive any proceeds from the sale of the shares by the selling stockholders covered by this prospectus. We will, however, receive proceeds from the exercise of the warrants if the warrants are exercised for cash. Proceeds received by us, if any, will be used for working capital and general corporate purposes.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock has been quoted on the OTC Bulletin Board under the symbol JYHW.OB. As of August 20, 2010 , there were 97 holders of record of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of our common stock is Corporate Stock Transfer Company at 3200 Cherry Creek Drive South, Suite #340, Denver, Colorado, 80209.

The following table sets forth the high and low bid prices for our common stock for the periods indicated, as reported by the OTC Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Fiscal Year Ended September 30, 2009	High	Low
1st Quarter Ended December 31	$1.06	$0.13
2nd Quarter Ended March 31	$0.56	$0.17
3rd Quarter Ended June 30	$0.64	$0.20
4th Quarter Ended September 30	$0.50	$0.25

Fiscal Year Ended September 30, 2008	High	Low
1st Quarter Ended December 31	$2.71	$1.66
2nd Quarter Ended March 31	$2.27	$0.94
3rd Quarter Ended June 30	$2.54	$1.64
4th Quarter Ended September 30	$2.14	$0.71

The last reported sales price of our common stock on the OTC Bulletin Board on August 20, 2010 was $0.22 per share .

DIVIDEND POLICY

We have not declared nor paid any cash dividend on our common stock, and we currently intend to retain future earnings, if any, to finance the expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, results of operations, capital requirements and other factors that our board of directors considers significant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to those set forth under “Risk Factors”.

Overview

This overview is presented in chronological order as to dates the respective transactions were completed.  It should be read in conjunction with the "Notes to consolidated financial statements" presented in Item 4, specifically Note 9 relative to Common Stock, and Note 4 relative to Asset Impairments.

On June 21, 2007, we changed our name from Bella Trading Company, Inc. to JayHawk Energy, Inc. and shifted our focus from the retail jewelry industry to the oil and gas business.  Our new business plan was to acquire oil and gas properties for exploration and development with the intent to bring the projects to feasibility at which time we would either contract out the operations or joint venture the project to qualified interested parties.

We implemented this plan on July 25, 2007 with the acquisition of certain oil, gas, and mineral leases to approximately 35,000 gross acres located in Bourbon County, Kansas (“Uniontown project”).  The assets were purchased for a total purchase price of $2.2 million.

On January 16, 2008, JayHawk purchased a 65% working interest in 5 producing oil wells located in the Williston Basin of North Dakota, along with the right to develop the oil, gas and mineral resources on 15,500 acres of leases in this same area.  In consideration for these properties JayHawk paid JED Oil $3.5 million in cash.  The cash used to complete this transaction was raised in the private placement transaction more fully described in Note 9 of the Consolidated Notes to Financial Statements.

On March 31, 2008, JayHawk closed a transaction, initiated with an agreement dated February 18, 2008, whereby JayHawk acquired a 16 mile pipeline, associated easements, oil, gas and mineral leases to approximately 6,500 gross acres, 34 gas wells, compressor, and other field equipment.  In consideration for these assets JayHawk exchanged $1 million in cash and 1 million shares of our common stock (See Note 8 of the "Notes to Financial Statements").

On April 18, 2008, JayHawk entered into an agreement to acquire oil and natural gas rights to 1,336 gross acres and 14 completed but non-producing gas wells, in exchange for $300 thousand in cash and 50,000 shares of the Registrants common stock (See Note 8 of the Consolidated Notes to Financial Statements).

On June 30, 2008, the Company agreed to purchase oil, gas and mineral leases on 11,462 gross acres, located in Crawford and Bourbon counties Kansas, and 5 completed and cased gas wells.  In consideration for these assets JayHawk paid $140 thousand in cash and was obligated to issue 286,550 shares of its common stock as the leases were assigned at the rate of 25 shares per acre (See Note 8 of the "the Consolidated Notes to Financial Statements").

During the 4th quarter of the year ending September 30, 2009 the Company completed a signed letter agreement with DK True Energy Development Limited ("DKTED”) which allows DKTED to earn up to an 85% working interest in JayHawk's Coal Bed Methane ("CBM") project in southeast Kansas (the Girard project).  This interest can be earned by True Energy after paying the Company $500,000 and spending a minimum of $1,300,000 over a three year period.  DKTED has the option to cap its participation and working interest at 42.5 percent after paying the Company $250,000 and spending $300,000 on workovers of existing wells during the first year, in what is described as the “Primary Program”.  As at September 30, 2009, DKTED had paid JayHawk $125,000 of the initial $250,000 obligation.

In September 2009, we completed a full analysis of the Crosby North Dakota property in which JayHawk is the operator.  At that time, there were five producing Ratcliffe formation oil wells with gross production of approximately 60 barrels of oil produced per day.  Considering that large mineral interests held in the area by JayHawk and its joint venture partners, the area was considered a prime opportunity for exploitation of the reserves attributable to the reservoir as determined by management’s analysis of the Crosby pool and other analogue oil pools within the same depositional fairway of the Crosby pool.  Many of these analogue pools had been successfully developed by other operators and had returned significant additional production and reserves associated with that drilling exploitation. McDaniel Associates of Calgary, Alberta, Canada was also commissioned by JayHawk to perform an independent third party report for the Company’s year end in both 2008 and 2009.

While the management and third party engineering assessment were both favorable in terms of the development potential of the Crosby pool, risk factors associated with any drilling of oil and gas resources are common.  These risk factors are associated with changing parameters within the reservoir and include, but are not limited to; non-deposition of reservoir, reduced porosity and permeability of reservoir rock when present, structural changes to the reservoir which may preclude the trapping of hydrocarbons, drainage of existing reserves by other wells, mechanical problems while drilling which may prevent production, rising costs due to unforeseen circumstances which may result in wells becoming non-commercial, lower than anticipated production rates due to changes in reservoir quality which were un-anticipated, well bore damage by drilling which may prevent commercial production of hydrocarbons, catastrophic failure during drilling which may prevent the well from reaching its intended target or other unforeseen events which may mitigate the economic success of a drilling operation.

 We have not entered into commodity swap arrangements or hedging transactions, and although we have no current plans to do so, we may enter into commodity swap and/or hedging transactions in the future in conjunction with oil and gas production. We have no off-balance sheet arrangements.

Our forecast for the period for which our financial resources will be adequate to support our operations involves risks and uncertainties and actual results could fail as a result of a number of factors.  Our future financial results continue to depend primarily on (1) our ability to discover has commercial quantities of oil and gas; (2) the market price for oil and gas; (3) our ability to continue to source and screen potential projects; and (4) our ability to fully implement our exploration and development program with respect to these and other matters. We cannot assure that we will be successful in any of these activities or that the prices of oil and gas prevailing at the time of production will be at a level allowing for profitable production.

Results of Operations

Year Ended September 30, 2009 as Compared to Year Ended September 30, 2008

For the years ending September 30, 2009 and 2008 we report gross revenues of $588,410 and $1,199,837, respectively, from the sales of oil and natural gas.  Details of these two revenue components follow:

Oil Revenues:  For the years ended September 30, 2009 and 2008 JayHawk’s gross working interest in the revenues generated from the five North Dakota oil wells were $479,598 and $1,108,055 respectively.  The Company’s revenues are determined after deducting volumes and amounts attributable to outside working and royalty interests.  Computation of JayHawk’s distributable share of the gross sales values for the periods ending September 30, 2009 and 2008 are reflected in the following table:

Description	Year End Sept. 30, 2009	Year End Sept. 30, 2008
Gross Sales Value	$898,950	$2,079,523
Less: Distributable to Outside Interests	(419,352)	(971,468)
JayHawk’s Gross Revenues	$479,598	$1,108,055

The steep decline in gross revenues evidenced here is attributable to the equivalent decline between the two periods in the average price received for a barrel of oil.  For the year ending September 30, 2009 the average price we received for a barrel of oil was $46.30.  During the comparable period ending September 30, 2008 the average price received per barrel was in excess of $100.00.

Gas Revenues:  Revenues derived from gas sales for the years ending September 30, 2009 and 2008 were $108,812 and $91,782.  Average monthly prices received for each thousand cubic feet (mcf) of gas sold during the period end September 30, 2009 have remained volatile, ranging from a high of $4.54, received for the sale of December 2008 production,  to a low of $2.58 received for March 2009 production.  The average price received for the 12 month period ending September 30, 2008 was $3.06 per mcf.

Exploration Expenses:  There were no exploration expenses incurred during the years ending September 30, 2009 or 2008.

Production Expenses:  Production expenses are comprised of production taxes, field labor, maintenance, chemicals, fuel, and salt water disposal, less amounts charged other working interests in the particular wells.  These expenses associated with the Company’s North Dakota oil operations decreased approximately 24 percent from $280,689 for the year ending September 30, 2008 to $211,507 for the year ending September 30, 2009.  The Kansas gas operations saw production expenses declining approximately 17 percent, from $226,552 to $187,638, between the same periods.

Depreciation, depletion, amortization, and asset impairment expense: The aggregate of these expenses for the years ending September 30, 2009 and 2008 are detailed below.  The total for the 2008 fiscal year end includes a provision of $1,474,000 as a valuation allowance for those leases associated with the unproved properties described as the Uniontown project (Note 4) and the annual accretion of the asset retirement obligation, explained in Note 8.

	Year End Sept. 30, 2009		Year End Sept. 30, 2008
Asset Impairment Expense	$	---	$1,474,000
Unproved Property Amortization Expense (Note 4)		291,396	114,535
Proved Property Depreciation and Depletion (Note 5)		753,406	613,158
Accretion in annual Asset Retirement Obligation (Note 8)		12,804	11,640
Depreciation of Office Furniture & Equipment		11,971	1,431
Total		$1,069,577	$2,214,764

As discussed generally in Note 2, and specifically in Note 5, of "Notes to the Consolidated Financial Statements," JayHawk periodically reviews and assesses its unproved properties to determine if they have been impaired.  During the year ending September 30, 2008, management made a review of the portfolio of leases acquired in the Uniontown transaction of July 2007, and decided, based on geology and proximity to our pipeline, to allow approximately half of the original Uniontown leases acquired, to expire.  Further, given the Company's inability at this time to fund development of any acreage, we have provided a valuation for potential loss equal to two-thirds, 67%, of the original cost of this leased acreage. Under U.S. Generally Accepted Accounting Principles, losses on write-downs of assets are not considered extraordinary losses.  Accordingly, this amount is included in operating expenses.

General and Administrative Expenses:  General and administrative expenses have been reduced to $612,105 for the 12 months ending September 2009 from $1,541,691 for the comparable period end September 30, 2008.

Description	Year End Sept. 30, 2009	Year End Sept. 30, 2008
Salaries, Wages and Compensation	$242,500	$558,443
Consulting, Legal & Professional Fees	114,560	414,837
All other operating expenses combined	302,653	568,411
Total General and Administrative Expenses	$659,713	$1,541,691

Other Income and Expense: Detail of the aggregate of this classification is disclosed in the following table:

Description	Year Ended Sept. 30, 2009	Year Ended Sept. 30, 2008
Net Interest Expense	$101,890	$6,271
Bad Debt Expense (Note 3)	27,001	105,311
Capital Raising Costs	91,958	---
Note Discount & Accretion Expense	522,248	---
Interest and other income	(5,490)	(47,099)
Total Other Income and Expense	$737,607	$64,483

The increase in interest expense for the year ending September 30, 2009 is attributable to the fact that it reflects a full year of interest on the Note Payable whereas in the year ending September 30, 2008, interest was accrued on the note for only two months, August and September.  Additionally, interest expense is reported net of interest income, of which there was a minimal amount in the more recent year end than in the year ending September 30, 2008.  Likewise, during the period end September 30, 2008 no note discount or accretion expense was recorded.

Results of Operations for the three and nine months ended June 30, 2010 and 2009

Oil Revenues – As commented on in Note 2 to the financial statements for the period ended JUen 30, 2010, the Company recognizes revenues only to the extent of its net working interest, which is the remainder after deduction of the outside working and royalty interests and the deduction of severance and production taxes.

For the three and nine month periods ending June 30, 2010, JayHawk sold a gross 4,528 Bbls. and 14,301 Bbls., respectively.  This production was sold at average prices of $64.20/Bbl. and $63.56/Bbl.  During the comparable periods ending June 30, 2009 the quarterly and nine month sales volumes were 6,409 Bbls. and 14,060 Bbls., respectively.  Average prices received per barrel of crude oil were $47.76 for the three months end June 30, 2009 and $43.09 for the nine months ended June 30, 2009.  Gross receipts reconciled to JayHawk’ net working interest, or revenue recognized is reflected in the following table:

	Period End June 30, 2010		Period End June 30, 2009
	Three Months	Nine Months	Three Months	Nine Months
Gross receipts	$290,695	$908,993	$306,110	$605,914
Less:
Gross taxes	(14,218)	(51,735)	(34,444)	(68,419)
Distributed to working & royalty interests	(130,691)	(402,414)	(127,409)	(242,281)
JayHawk’s Recognized Gross Revenue	$145,786	$454,844	$144,257	$295,214

Gas Revenues – During the first quarter ending December 31, 2009 the Company entered into an agreement whereby 42.5 percent of the gas revenues generated from the Girard properties were assigned to a joint venture partner in exchange for $250,000.  Therefore, the net gas revenues accruing to the Company for the three and nine month periods ending June 30, 2010 are reported net of our joint venture partner’s interest.  The following table discloses comparable gross volumes produced (in mcfs), gross revenues, average daily production, volumes delivered for which paid, average price received, and net recognized revenue to the Company, for the comparable three month and nine month periods ending June 30, 2010 and 2009:

	Period End June 30, 2010		Period End June 30, 2009
	Three Months	Nine Months	Three Months	Nine Months
Gross volumes produced in mcfs	7,973	23,498	10,574	32,001
Average daily production in mcfs	88	86	116	117

Gross receipts	$21,507	$84,971	$25,150	$88,064
Volumes delivered for which paid	5,417	20,061	9,158	28,113
Average price per mcf received	$3.97	$4.24	$2.75	$3.13
Recognized Gross (net of outside working interest)	$13,837	$56,504	n/a	n/a

Prices received for our gas production continue to be volatile.  During the three months ending June 30, 2010 they have fluctuated between a low of $3.66 per mcf. and a high of $4.40 per mcf.  During the comparable periods ending June 30, 2009 prices fluctuated between a low of $2.37 and a high of $3.71 per mcf.

Production Expenses – include direct costs and expenses such as field labor, fuel, power, well repair and maintenance, and saltwater disposal.  The direct production expenses are reported net of amounts charged to our non-operating partners for their working interest share of applicable costs and expenses.

Beginning in May 2010 the Company began to incur production expenses associated with the recently completed Knudson and Jenks wells.  Total production expenses for the North Dakota oil  operations were $84,387 and $199,150, for the three and nine months end June 30, 2010, respectively.  These expenses are approximately 60 percent greater than incurred in the comparative periods ending June 30, 2009.  This increase is primarily attributable to additional production expenses incurred subsequent to the recent completions of the Knudson and Jenks wells.  These wells are producing significant unanticipated volumes of water.  As JayHawk has a greater working interest percentage in these two wells (95 percent) the Company is absorbing a proportionately larger share of expenses on these wells than the others.    Also, the comparable nine month period during the 2009 period end, included several months of negligible production activities due to unfavorable weather conditions.

Relative to the Company’s Kansas natural gas activities, throughout both the three and nine month periods ending June 30, 2010, in accordance with the joint operating agreement, the joint venture partner has paid the majority of all costs associated with those operations.  This accounts for the reduction in production costs reflected between the comparable three and nine month periods ending June 30, 2010 and 2009.

General and Administrative Expenses – include the cost of head office administration and the salaries and wages paid senior management and administrative staff.  A comparative analysis of the general and administrative expense for the three and nine month periods ending June 30, 2010 and 2009 is provided in the following table:

	Period End June 30, 2010		Period End June 30, 2009
	Three Months	Nine Months	Three Months	Nine Months
Compensation & payroll taxes	$104,680	$293,317	$34,500	$190,775
Payments for uncompensated past services	65,697	65,697	--	--
Legal, professional and consulting fees	52,521	199,182	6,376	59,093
Audit and public company expense	27,160	82,949	71,643	135,186
Insurance	17,607	36,422	6,704	20,751
Office expense	2,606	6,994	702	3,153
All other corporate general & administrative	33,561	73,249	11,820	72,688
Total	$286,225	$721,388	$131,745	$481,646

On April 21, 2010 the Compensation Committee of the Company’s Board of Directors approved paying three employees the compensation they had previously sacrificed to help meet past obligations of the Company during prior fiscal periods.  The amounts  disbursed for this arrangement are reflected above as payments for uncompensated past services.  If the current payment schedule is maintained, this obligation should be fully liquidated by the end of the first quarter of the new fiscal year, December 31, 2010.  The amounts accrued monthly are approximately $21,900.

Other net (income) expense – for the three and nine month periods ending June 30, 2010 and 2009, are detailed below.  Interest expense, discount amortization, financing costs and the non-cash costs of debt conversion are more fully discussed in Note 7 to the Condensed Notes to the Financial Statements.

	Period End June 30, 2010		Period End June 30, 2009
	Three Months	Nine Months	Three Months	Nine Months
Net interest and financing costs	$34,468	97,831	$24,095	$72,959
Debt conversion expense	--	1,466,978	--	--
Debenture discount amortization & expense	138,178	595,934	58,286	174.857
Accretion of convertible note payable	--	--	98,389	295,166
Accretion of asset retirement obligation	3,521	10,563	3,201	9,603
All other miscellaneous (income) & expense	42,958	7,405	21,213	(9,114)
Total	$219,125	$2,178,711	$205,184	$543,471

Cash Flows, Liquidity and Capital Resources

As of June 30, 2010 our current assets totaled $919,190 consisting of cash, $821,817, accounts receivable, $90,494, and prepaid expenses, 6,879.  At the same time our current liabilities were $1,758,328.  This working capital shortage impairs our ability to continue operating as a going concern.  Our future success and independence will be dependent upon our ability to obtain sufficient additional financing and upon achieving profitable future operations.  At this time there is no assurance that we will be able to achieve these objectives.

Net cash provided by operating activities totaled $964,591 for the nine months ending June 30, 2010, compared to $159,227 used in operating activities for the nine month period ending June 30, 2009.  During the nine month period end June 30, 2010 accounts payable increased by $1,351,504.

Net cash used in investing activities totaled $1,648,435 during the nine months ending June 30, 2010 as compared to $32,772 in the same period ending June 30, 2009.

Cash in the amount of $1,500,000 was provided by financing activities during the nine months ending June 30, 2010.  During the comparable period ending June 30,2009, $200,000 was provided by financing activities.  Also see Note 7, Long-term Liabilities, in the Condensed Notes to Consolidated Financial Statements.

The net change in cash and cash equivalents is the sum of cash provided by operating and financing activities and used in investing activities, or a net total of $816,159 which is the increase in the Company's cash balance of $5,658 existing at September 30, 2009, to the cash balance at June 30, 2010 of $821,817.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Contractual Obligations

The following table summarizes our contractual obligations as of September 30, 2009:

	Payments Due By Period
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Long-Term Debt Obligations (1)	$872,000	$872,000	$0	$0	$0
Capital Lease Obligations	$0	$0	$0	$0	$0
Operating Lease Obligations (2)	$48,000	$12,000	$36,000	$0	$0
Purchase Obligations	$172,166	$172,166	$0	$0	$0
Other Long-Term Liabilities Reflected on the Registrant’s
Balance Sheet under GAAP (3)	$0	$0	$0	$0	$0
	$1,092,166	$1,056,166	$36,000	$0	$0

BUSINESS
(1)	Represents principal and interest outstanding on senior secured convertible debentures.
(2)	Represents future payments on office lease.
(3)	Represents amounts outstanding as accounts payable for monthly operating and our current two well drilling programs.

Business Development

JayHawk Energy, Inc. was incorporated in Colorado on April 5, 2004 as Bella Trading Company, Inc.  We were originally formed to offer for sale, traditional ethnic and contemporary jewelry, as well as accessories, imported from Nepal and Thailand. During the third quarter of the fiscal year ending September 30, 2007, we decided to change management, enter the oil and gas business, and cease all activity in the retail jewelry industry.  At that time we changed our name to JayHawk Energy, Inc. and shifted our focus to the acquisition, exploration, development, production and sale of natural gas, crude oil, and natural gas liquids, primarily from conventional reservoirs within North America.

We initiated this new focus in July of 2007 with the acquisition of certain oil, gas and mineral leases totaling approximately 35,000 gross acres, located in Bourbon County, Kansas within the Cherokee basin, referred to as the Uniontown properties.   This acreage is leased for the development of coal-bed methane and conventional oil and gas reserves.  We continued our development strategy in the 2nd quarter of the year ending September 30, 2008, acquiring a 65% gross working interest in 5 producing oil wells located in the Williston Basin of North Dakota, along with the right to develop the oil, gas and mineral resources on 15,500 acres of leases in this same area.

In March and April of 2008 the Company augmented its initial investment in southeast Kansas with the acquisition of additional assets, referred to as the Girard properties, including leased acreage, adjacent to the Uniontown properties, 34 gas wells, and a 16 mile natural gas pipeline.  During July and August of 2008 the Company completed drilling, casing and tying-in of an additional 20 gas wells.

Our strategy is to increase shareholder value through strategic acquisitions, drilling and development, and by prudently managing our balance sheet.  We believe in creating opportunities for our shareholders through acquisition and through the “drill-bit.”  In this regard, the Company’s investments to date have been concentrated in essentially coal bed methane gas properties, located in southeast Kansas, and oil producing properties in northwest North Dakota.

Due to a lack of funding, during the fiscal year ending September 30, 2009, no new additional acreage was acquired and no new development or drilling took place.  This lack of funding contributed to management’s decision in August of 2009 to enter into a joint venture agreement with DK True Energy Development (DKTED) for the continued development of our coal-bed methane wells of the Girard properties.  DKTED has contributed $250,000 through the date of this report to acquire an interest in the Girard properties.

As at June 30, 2010 , we remain an early stage oil and gas company led by an experienced management team focused on exploration and production of oil and natural gas.  Our immediate business plan is to focus our efforts on further developing the as yet undeveloped acreage in Southeast Kansas and to drill two or more wells in the Crosby, North Dakota properties.  Our main priority will be given to our Crosby, North Dakota and Kansas shallow gas properties, although consideration will be given to projects that may not be as advanced from a technical standpoint but demonstrate the potential for significant upside.  Future development activities will be determined by our ability to access sources of sufficient funding.

Oil and Gas Properties

S.E. Kansas - Uniontown Properties – Located in S.E. Kansas, these properties consist of the leased acreage and wells within the leased area drilled by previous operators.  Mud logs and cores have been taken to identify coal properties and gas contents.  There have been at least 11 gas bearing coals identified within the Cherokee Group from depths of 250 – 750 feet, with typical thicknesses of 1 to 4 feet, yielding total net coal thickness ranges from 20 to 38 feet.  Gas contents have been measured between 22 – 124 standard cubic feet per ton.  No production tests have yet been conducted.

S.E. Kansas - Girard Properties - Adjacent to the Uniontown Project is the Girard Project in Crawford County Kansas which we acquired on March 31, 2008.  With this transaction JayHawk acquired 34 wells, of which 7 were tied into a pipeline also acquired at this time (more fully described immediately following).  This acquisition provided JayHawk infrastructure necessary for future development of existing and acquired leased acreage, and during July and August of 2008 we completed drilling and casing an additional 20 gas wells.  Our acreage position in both Bourbon and Crawford counties Kansas was enhanced again with the acquisition from Missouri Gas Partners of certain oil, gas and mineral rights to 11,462 leased acres in June of 2008.  As at September 30, 2009, we have 20 producing gas wells tied-in to the pipeline.  At September 30, 2009 we had a total of 44,216 leased acres in Kansas, and are producing and selling an average of 105 MCF daily of coal bed methane gas.  Since June of 2008 through September of 2009, our gas production and sales has contributed $200 thousand in gross revenues.

JayHawk Gas Transportation Company - Associated with the acquisition of the Girard properties in March of 2008, the Company acquired a 16 mile pipeline.  Management anticipates that the pipeline will play a significant part in JayHawk's future development.  As such, in May of 2008, the Company established a 100% owned and controlled subsidiary, "JayHawk Gas Transportation Corporation" to hold and manage the assets associated with the pipeline.  This pipeline is tied into a 2 million cubic foot sales pipeline and allows for substantial growth.

North Dakota - Crosby Project – On January 16, 2008, we acquired a 65% working interest in five producing oil wells, historically referred to as the Crosby property, located in the Williston Basin, of North Dakota.  In addition to the five producing wells, we acquired certain oil, gas, and mineral rights in a 15,500-acre land position.  The Crosby property originally provided stable production of approximately 65 Bbls of light crude oil daily from the five existing wells.  We have been pleased with the success of these five producing wells.  Since their acquisition and through September 30, 2009 these five wells have produced and sold in excess of 40,000 Bbls. and generated net revenues to JayHawk of $1,587,653.

Reserves - For the North Dakota properties, the independent petroleum engineering firm of McDaniel & Associates Consultants, Ltd. of Calgary, Alberta Canada, prepared the estimates of our proved developed and proved undeveloped reserves as at September 30, 2008 and 2009, and the future net cash flows (and related present value) attributable to proved reserves at these respective dates.  Proved developed reserves are defined as estimated quantities of oil, natural gas and natural gas liquids which upon analysis of geological and engineering data, appear with reasonable certainty to be recoverable  in the future from known oil and gas reservoirs under existing economic and operating conditions.  Proved undeveloped reserves are those reserves which can be expected to be recovered from new wells with existing equipment and operating methods.

Estimated quantities of proved reserves for the North Dakota, Crosby property for the year end September 30, 2009 are presented below:

Reserves In Barrels

Proved developed reserves	60,400
Proved undeveloped reserves	88,500
Total proved reserves	148,900

The Kansas properties identified above as the Girard and Uniontown projects have not been evaluated and no independent estimates of proved reserves have yet been made.  Additional information about the Company’s proved oil and gas reserves are presented under Supplemental Oil and Gas Disclosures on pages 30 through 32 in the accompanying financial statements.

Employees

During the year ending September 30, 2009, we employed 6 individuals.  Administrative and executive functions are carried out by two individuals located in Post Falls, Idaho. We outsource our accounting function to an independent contractor.  Oil production operations are overseen by the Company’s President and a field superintendent located in the Williston Basin area of North Dakota.  Both of these individuals were compensated as independent contractors.  Additionally one employee functioned as the field superintendent of the Girard and Uniontown properties and was responsible for the gas production operations.  Going forward, and for the foreseeable future, we plan to outsource our geological, geophysical, drilling and petroleum engineering requirements to independent consultants and contractors.

Competitive Business Conditions

We are a junior oil and gas exploration company. We compete with other companies for financing and for the acquisition of new oil and gas properties. Many of the oil and gas exploration companies with whom we compete have greater financial and technical resources than those available to us. Accordingly, these competitors may be able to spend greater amounts on acquisitions of oil and gas properties of merit, on exploration of their properties and on development of their properties. In addition, they may be able to afford more geological expertise in the targeting and exploration of oil and gas properties. This competition could result in competitors having properties of greater quality and interest to prospective investors who may finance additional exploration and development. This competition could have an adverse impact on our ability to achieve the financing necessary for us to conduct further exploration of our acquired properties.

We will also compete with other junior oil and gas exploration companies for financing from a limited number of investors that are prepared to make investments in junior oil and gas exploration companies. The presence of competing junior oil and gas exploration companies may have an adverse impact on our ability to raise additional capital in order to fund our exploration programs if investors are of the view that investments in competitors are more attractive based on the merit of the oil and gas properties under investigation and the price of the investment offered to investors.  Additionally, there is competition for other resources, including, but not limited to, professional geologists, camp staff, helicopter or float planes, mineral exploration supplies and drill rigs.

Patents and Trademarks

We do not own, either legally or beneficially, any patent or trademark.

Governmental Regulations

Our oil and gas operations are subject to various federal, state and local governmental regulations. Matters subject to regulation include discharge permits for drilling operations, drilling and abandonment bonds, reports concerning operations, the spacing of wells, pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity in order to conserve supplies of oil and gas. The production, handling, storage, transportation and disposal of oil and gas, by-products thereof, and other substances and materials produced or used in connection with oil and gas operations are also subject to regulation under federal, state and local laws and regulations relating primarily to the protection of human health and the environment. To date, we have incurred no cost related to complying with these laws, for remediation of existing environmental contamination and for plugging and reclamation of our oil and gas exploration property. The requirements imposed by such laws and regulations are frequently changed and subject to interpretation, and we are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations.

Legal Proceedings

From time to time, the Company may become involved in litigation relating to claims arising out of its operations in the normal course of business. No legal proceedings, government actions, administrative actions, investigations or claims are currently pending against us or involve the Company which, in the opinion of the management of the Company, could reasonably be expected to have a material adverse effect on its business or financial condition.

There are no proceedings in which any of the directors, officers or affiliates of the Company, or any registered or beneficial stockholder, is an adverse party or has a material interest adverse to that of the Company.

MANAGEMENT

Set forth below is certain information regarding our executive officers and directors. Each of the directors listed below was elected to our board of directors to serve until our next annual meeting of stockholders or until his successor is elected and qualified. All directors hold office for one-year terms until the election and qualification of their successors. The following table sets forth information regarding the members of our board of directors and our executive officers:

Name	Age	Position with the Company

Lindsay E. Gorrill	48	Chief Executive Officer, Chief Financial Officer and Director

Marshall Diamond-Goldberg	56	President, Director & Chairman of Reserve Reporting

Mathew J. Wayrynen	48	Chairman of the Board of Directors

Jeff W. Bright	46	Director

Tyrone Docherty	50	Director

Lindsay E. Gorrill – Chief Executive Officer, Chief Financial Officer and Director

Mr. Lindsay Gorrill is a C.A. and has university degrees in Finance and Marketing. Mr. Gorrill has a background in acquisitions, company building, financial markets and world exposure. Mr. Gorrill has served as Chief Executive Officer, Chief Financial Officer and as a member of our Board of Directors since July 2007.   He also presently serves as President, Chief Executive Officer, Treasurer and as a member of the board of directors of Star Gold Corp., a company quoted on the OTC Bulletin Board.  He has served as an officer and director of Star Gold Corp. since February 2008.  Mr. Gorrill also presently serves as a member of the board of directors of Yaterra Ventures Corp, a company quoted on the OTC Bulletin Board.  He has served as a member of the board of directors of Yaterra Ventures Corp since August 2008.  He currently serves as President, Chief Operating Officer and as a member of the board of directors of Berkley Resources Inc., a company listed on the TSX Venture Exchange.  He has served as an officer and director of Berkeley Resources, Inc. since July 2004. . Mr. Gorrill was appointed President, Chief Executive Officer and Chief Financial Officer of Canada Flurospar Inc., a company listed on the TSX Venture Exchange in April 2009 and is currently serving in those roles.  He was appointed as a member of the board of directors of Golden Odyssey Mining Inc., a TSX Venture Exchange listed company in September 2009 and continues to serve as a member of their board of directors.

Mathew J. Wayrynen – Chairman of the Board of Directors

Mr. Wayrynen was appointed to the Board of Directors on April 30, 2008.  Mr. Wayrynen is a citizen of Canada.  He also currently serves as Chief Executive Officer of Berkley Resources Inc., a company listed on the TSX Venture Exchange, a position he has held since June 2002.  In addition, he is currently  a member of the board of directors of Golden Odyssey Mining Inc., a TSX Venture Exchange listed company, a position he has held since September 2009.

Tyrone Docherty - Director

Mr. Docherty was appointed to the Board of Directors on July 10, 2008.  Mr. Docherty is a citizen of Canada and is presently the President and Chief Executive Officer of Golden Odyssey Mining Inc., a TSX Venture Exchange listed company.  He has served as an officer of Golden Odyssey Mining Inc. since June 2008.  Prior to this position he was president and Chief Executive Officer of Quinto Mining Corporation from July 1997 to June 2008.  He also presently serves as a member of the board of directors of Berkley Resources Inc., a company listed on the TSX Venture Exchange, a position he has held since August 2006.

Jeffrey W. Bright - Director

Mr. Bright was appointed to the Board of Directors on April 30, 2008.  Mr. Bright is a citizen of Canada.  Mr. Bright has worked as an attorney since 2003, with the firm of Gowling, Lafleur, & Henderson, LLP, located in Calgary Alberta, Canada.  He is a member of the Association of International Petroleum Negotiators, the Canadian Association of Petroleum Producers, and the Canadian and American Bar Associations.  Mr. Bright is not an officer or director of any other U.S. reporting entity.

Marshall Diamond-Goldberg – President, Director and Chairman of Reserve Reporting

Mr. Diamond-Goldberg was appointed to the Board of Directors on July 29, 2008.  Mr. Diamond-Goldberg is a citizen of Canada.  He has been employed as a geologist and consultant providing related services in Calgary, Alberta, Canada since 1980.  Since 1997, Mr. Diamond-Goldberg has been the President of Marlin Consulting Corporation providing services to oil and gas companies.   He was also appointed as President of BK Canada Energy in June 2010.   Mr. Diamond-Goldberg is a member of the Canadian and American Societies of Professional Geologists, as well as the Association of Professional Engineers, Geologists and Geophysicists of Alberta.

There are no family relationships among any of our directors and executive officers.

Independent Directors

We believe Matthew J. Wayrynen and Tyrone Docherty are “independent directors,” as that term is defined by listing standards of the national exchanges and SEC rules, including the rules relating to the independence standards of an audit committee and the non-employee director definition of Rule 16b-3 of the Exchange Act.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of the Company's Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) forms they filed.

We have been provided with copies of all forms (3, 4 and 5) filed by officers, directors, or ten percent shareholders within three days of such filings. Based on our review of such forms that we received, or written representations from reporting persons that no Forms 5s were required for such persons, we believe that, during all prior fiscal periods, all Section 16(a) filing requirements have been satisfied on a timely basis for members of the Board of Directors and Executive Officers.

Code of Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics Compliance Program and an Insider Trading Policy providing guidelines with respect to transactions in Company securities and is applicable to all directors, officers, employees and consultants who receive or have accesses to material non-public Company information.

Corporate Governance

Audit Committee

On June 30, 2008 JayHawk established an audit committee of its Board of Directors, appointed Mr. Don Siemens as its Chairman, and adopted a "Code of Ethics" to promote honest and ethical conduct, proper disclosure of financial information and compliance with applicable laws, rules and regulations by all of the Company's employees and members of the board of directors.  On June 15, 2009 the Company accepted the resignation of Mr. Siemens.  This was not the result of any disagreement as to policy, practices, or procedures.  Simultaneously with the resignation of Mr. Siemens the Company appointed Mr. Tyrone Docherty to the board of directors and as Chairman of the Audit Committee.  The audit committee currently consists of three members: Tyrone Docherty, Marshall-Diamond Goldberg and Jeffrey W. Bright.

Compensation Committee

Mathew J. Wayrynen has served as Chairman of the Compensation Committee since August 27, 2008.  Lindsay Gorrill and Tyrone Docherty also serve on the Compensation Committee.

Nominating Committee

Jeff W. Bright was appointed Chairman of the Nominating Committee. On August 27, 2008.  Lindsay Gorrill and Matthew Wayrynen also serve as members of the Nominating Committee.

Reserves Committee

Marshall Diamond-Goldberg has served as the Chairman of the Reserves Committee since August 27, 2008.  Lindsay Gorrill and Jeff W. Bright also serve on the Reserves Committee.

Compensation Committee Interlocks and Insider Participation

Mathew J. Wayrynen has served as the Chairman of the Compensation Committee since August 27, 2008.  Lindsay Gorrill and Tyrone Docherty also serve as members of the compensation committee.

None of our directors or executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more of its executive officers serving as a member of our board of directors.

Director Compensation

The table below sets forth, for the last fiscal years, the compensation earned by our non-employee directors:

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Mathew J. Wayrynen	$8,000	-	-	-	-	-	$8,000

Jeff W. Bright	$8,000	-	-	-	-	-	$8,000

Tyrone Docherty (1)	$8,000	-	-	-	-	-	$8,000

Donald R. Siemens (2)	$13,125	-	-	-	-	-	$13,125
__________
(1)	Mr. Docherty was appointed to the board of directors effective June 30, 2009 .
(2)	Mr. Siemens resigned as a member of the board of directors effective June 14, 2009 .

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below sets forth, for the last two fiscal years, the compensation earned by (i) each individual who served as our principal executive officer or principal financial officer during the last fiscal year (together, the “Named Executive Officers”). No other executive officer had annual compensation in excess of $100,000 during the last fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)	All Other Compensation ($)	Total ($)

Lindsay E. Gorrill,
Chief Executive Officer,	2009	$90,000	-	-	-	$90,000
Chief Financial and Director (1)	2008	$155,000	-	-		$155,000

Thomas G. Ryman Chief
Financial Officer (2)	2009	$79,000	-	-	-	$79,000
	2008	-	-	-	-	-
____________
(1)
Mr. Gorrill was appointed as President and Chief Executive Officer on July 9, 2007.  He resigned as President effective September 2, 2009. Mr. Gorrill was appointed Chief Financial Officer effective January 12, 2010 upon the resignation of Mr. Ryman.

(2)	Mr. Ryman appointed as Chief Financial Officer on October 1, 2008 and resigned as Chief Financial Officer effective January 12, 2010.

Outstanding Equity Awards at Fiscal Year-End

There were no outstanding unexercised options, unvested stock, and/or equity incentive plan awards issued to our named executive officers as of September 30, 2009.

Employment Agreements

We entered into an employment agreement with our President, Mr. Marshall Diamond-Goldberg, pursuant to which he is to be compensated initially at a rate of $5,000 per month, increasing to $8,000 per month upon completion of the $1.5 million funding under the Securities Purchase Agreement dated December 11, 2009 disclosed in Note 14, Subsequent Events.  Upon the completion of a private placement in which minimum proceeds of $1.5 million are raised, Mr. Diamond-Goldberg is entitled to a payment of $30,000.  In addition, he is also entitled to a stock option award of 400,000 shares of the Company’s common stock at such time the Company can issue such options.

Equity Compensation Plan Information

            On August 11, 2009 our board of directors adopted the 2009 Stock Incentive Plan. The purpose of the 2009 Stock Incentive Plan is to provide an incentive to and attract retain directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage a sense of proprietorship, and to stimulate an active interest of these persons in our development and financial success. Under the 2009 Stock Incentive Plan, we are authorized to issue up to 4,000,000 shares of our common stock to compensate directors, employees and consultants of the Company for services rendered to the Company.  To date no awards of stock or options have been made pursuant to the Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since the beginning of our prior fiscal year, there have been no transactions, or proposed transactions, which have materially affected or will materially affect us in which any director, executive officer or beneficial holder of more than 10% of the outstanding common stock, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or material indirect interest. We have no policy regarding entering into transactions with affiliated parties.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of  August 20, 2010  regarding the beneficial ownership of our common stock by (i) each person or entity who, to our knowledge, owns more than 5% of our common stock; (ii) our executive officers named in the Summary Compensation Table above; (iii) each director; and, (iv) all of our executive officers and directors as a group. Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power and that person’s address is c/o JayHawk Energy, Inc., 6420 E. Seltice Way, Suite C, Post Falls, Idaho 83854 Shares of common stock subject to options, warrants, or other rights currently exercisable or exercisable within 60 days of  August 20, 2010, are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the stockholder holding the options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other stockholder.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned (1)

Executive Officers and Directors :

Lindsay E. Gorrill	3,844,000	7.8%

Marshall Diamond- Goldberg	49,800	*

Mathew J. Wayrynen	0	0

Jeff W. Bright	0	0

Tyrone Docherty	0	0

All executive officers and directors as a group (six persons)	3,853,800	7.9%
___________
(1)
Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of August 20, 2010 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

(2)	Percentage based on 48,980,326 shares of common stock outstanding as of August 20, 2010 .

SELLING STOCKHOLDERS

Up to 10,224,054 shares of common stock are being offered by this prospectus, all of which are being registered for sale for the accounts of the selling security holders and include the following:

•	4,990,001 shares issuable upon conversion of senior secured convertible debentures;

•	10,000 shares issued upon conversion of senior secured convertible debentures

•	2,111,387 shares issued upon the exercise of warrants in a cashless exercise during the quarter ended March 31, 2010;

•	2,000,000 shares issuable upon the exercise of warrants with an exercise price of $0.45 per share;

•	812,233 shares issued, at our option, in lieu of payments of interest on the senior secured convertible debentures;

•	21,666 shares issued, at our option on April 1, 2010, in lieu of payments of interest on the senior secured convertible debentures;

•	112,777 shares issued, at our option on July 1, 2010, in lieu of payments of interest on the senior secured convertible debentures; and

•	166,000 shares issuable upon the exercise of warrants issued to the placement agent with an exercise price of $0.45 per share.

Each of the transactions by which the selling stockholders acquired their securities from us was exempt under the registration provisions of the Securities Act.

The shares of common stock referred to above are being registered to permit public sales of the shares, and the selling stockholders may offer the shares for resale from time to time pursuant to this prospectus. The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares. We may from time to time include additional selling stockholders in supplements or amendments to this prospectus.

The table below sets forth certain information regarding the selling stockholders and the shares of our common stock offered by them in this prospectus. None of the selling stockholders have had a material relationship with us within the past three years other than as described in the footnotes to the table below or as a result of their acquisition of our shares or other securities. To our knowledge, subject to community property laws where applicable, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name.

Beneficial ownership is determined in accordance with the rules of the SEC. Each selling stockholder’s percentage of ownership of our outstanding shares in the table below is based upon  48,980,326 shares of common stock outstanding as of August 20, 2010 .

	Ownership Before Offering			After Offering(1)
Selling Stockholder	Number of shares of common stock beneficially owned	Number of shares offered		Number of shares of common stock beneficially owned	Percentage of common stock beneficially owned
Alpha Capital Anstalt (2)	2,356,521	6,038,328	(8)	0	0

Whalehaven Capital Fund Ltd. (3)	2,356,521	1,567,138	(9)	0	0

Lane Ventures, Inc. (4)	365,586	280,170	(10)	0	0

Momona Capital LLC(5)	730,589	559,126	(11)	0	0

Ellis International Ltd. Inc.(6)	1,951,637	1,613,292	(12)	0	0

Cynergy Advisors, LLC (7)	166,000	166,000	(13)	0	0
___________
(1)
Represents the amount of shares that will be held by the selling stockholders after completion of this offering based on the assumptions that (a) all shares registered for sale by the registration statement of which this prospectus is part will be sold and (b) no other shares of our common stock are acquired or sold by the selling stockholders prior to completion of this offering. However, the selling stockholders may sell all, some or none of the shares offered pursuant to this prospectus and may sell other shares of our common stock that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144. To our knowledge there are currently no agreements, arrangements or understanding with respect to the sale of any of the shares that may be held by the selling stockholders after completion of this offering or otherwise.

(2)	Konrad Ackerman as Director of Alpha Capital Anstalt has voting and dispositive control over these securities.

(3)	Brian Mazzella of Whalehaven Capital Fund Ltd. has voting and dispositive control over these securities.

(4)	Joseph Hammer as President of Lane Ventures, Inc. has voting and dispositive control over these securities.

(5)	Arie Rabinowitz as President of Momona Capital LLC has voting and dispositive control over these securities.

(6)	Mendy Sheen of Ellis International Ltd. Inc. has voting and dispositive control over these securities.

(7)	Kevin Sellers and Jim Atkinson as Members and Managers of Cynergy Advisors, LLC have voting and dispositive control over these securities.

(8)
Includes (i) 2,969,147 shares issuable upon conversion of senior secured convertible debentures, (ii) 1,113,279 shares issued upon exercise of warrants in a cashless exercise during the quarter ended March 31, 2010, (iii) 1,385,823 shares issuable upon exercise of warrants exercisable at $0.45 per share, (iv) 488,486 shares issuable upon payment of interest on senior secured convertible debentures, (v) 15,833 shares issued on April 1, 2010 upon payment of interest on senior secured convertible debentures; and (vi) 65,760 shares issued on July 1, 2010 upon payment of interest on senior secured convertible debentures.

(9)
Includes (i) 833,333 shares issuable upon conversion of senior secured convertible debentures, (ii) 587,972 shares issued upon exercise of warrants in a cashless exercise during the quarter ended March 31, 2010, (iii) 125,000 shares issuable upon payment of interest on senior secured convertible debentures and (iv) 20,833 shares issued on July 1, 2010 upon payment of interest on senior secured convertible debentures.

(10)
Includes (i) 139,167 shares issuable upon conversion of senior secured convertible debentures, (ii) 58,587 shares issued upon exercise of warrants in a cashless exercise during the quarter ended March 31, 2010, (iii) 55,833 shares issuable upon exercise of warrants exercisable at $0.45 per share, (iv) 22,612 shares issuable upon payment of interest on senior secured convertible debentures, (v) 833 shares issued on April 1, 2010 upon payment of interest on senior secured convertible debentures and (vi) 3,138 shares issued on April 1, 2010 upon payment of interest on senior secured convertible debentures.

(11)
Includes (i) 267,777 shares issuable upon conversion of senior secured convertible debentures, (ii) 117,183 shares issued upon exercise of warrants in a cashless exercise during the quarter ended March 31, 2010, (iii) 111,110 shares issuable upon exercise of warrants exercisable at $0.45 per share, (iv) 51,389 shares issuable upon payment of interest on senior secured convertible debentures (v) 1,667 shares issued on April 1, 2010 upon payment of interest on senior secured convertible debentures and (vi) 10,000  shares issued upon conversion of senior secured convertible debentures.

(12)
Includes (i) 780,578 shares issuable upon conversion of senior secured convertible debentures, (ii) 234,366 shares issued upon exercise of warrants in a cashless exercise during the quarter ended March 31, 2010, (iii) 447,233 shares issuable upon exercise of warrants exercisable at $0.45 per share, (iv) 147,782 shares issuable upon payment of interest on senior secured convertible debentures and (v) 3,333 shares issued on April 1, 2010 upon payment of interest on senior secured convertible debentures.

(13)	Includes 166,666 shares issuable upon exercise of .warrants exercisable at $0.45 per share.

DESCRIPTION OF SECURITIES
Authorized and Outstanding Capital Stock

As of August 20, 2010 , we had the following issued and outstanding securities on a fully diluted basis:

• 48,980,326 shares of common stock;

• No shares of preferred stock;

• 4,990,001 shares issuable upon conversion of outstanding senior secured convertible debentures;

• Warrants to purchase 2,000,000 shares of common stock exercisable for a term of 42 months at an exercise price of $0.45 per share issued to the investors in the private placement;

•   812,223 shares of common stock issuable, at our option, in lieu of payments of interest on outstanding senior secured convertible debentures based upon the market price of our common stock as reported on the OTC Bulletin Board as of July 28, 2010 ;

• Warrants to purchase 166,666 shares of common stock exercisable for a term of 42 months at an exercise price of $0.45 per share issued to the placement agent in the private placement; and

• 4,000,000 shares of common stock issuable pursuant to our 2009 Stock Incentive Plan.

Common Stock

The holders of our common stock are entitled to one vote per share. In addition, the holders of our common stock will be entitled to receive ratably dividends, if any, declared by our board of directors out of legally available funds; however, the current policy of our board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock will have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

Preferred Stock

Our board of directors will be authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Senior Secured Convertible Debentures

On December 9, 2009, we entered into a securities purchase agreement with certain accredited investors, pursuant to which we agreed to issue and sell up to $1.5 million of senior secured convertible debentures.  The senior secured convertible debentures bear interest at a rate of 10% per annum payable quarterly and are due on December 9, 2011. The senior secured convertible debentures are convertible, at the option of the holder, into shares of our common stock at a conversion price equal to $0.30 per share. Provided certain conditions are satisfied, we have the option to pay the interest on the senior secured convertible debentures in shares of our common stock. The conversion price for the interest payments is equal to the lesser of $0.30 or the lesser of (i) the average of the VWAPs for the 5 consecutive trading days ending on the day preceding the interest payment date or (ii) the average of the VWAPs for the 5 consecutive trading days ending on the trading day that is immediately prior to the date the shares are delivered to the holder. We have granted the holders of the senior secured convertible debentures a security interest in all of our assets. We are prohibited from effecting the conversion of the senior secured convertible debentures to the extent that as a result of the conversion the holder of the converted senior secured convertible debentures beneficially owns more than 4.99% (or, if this limitation is waived by the holder upon no less than 61 days prior notice to us, 9.99%) in the aggregate of the issued and outstanding shares of our common stock calculated immediately after giving effect to the issuance of shares of common stock upon the conversion of the senior secured convertible debentures. Prior to conversion, the senior secured convertible debentures do not confer upon holders any voting or any other rights as a stockholder. The senior secured convertible debentures contain provisions that protect the holders against dilution by adjustment of the purchase price in certain events such as stock dividends, stock splits and other similar events. In addition, the senior secured convertible debentures have anti-dilution protection in the event we issue securities at a value less than $0.30 per share. No fractional shares will be issued upon conversion of the senior secured convertible debentures. If, upon conversion of the senior secured convertible debentures, a holder would be entitled to receive a fractional interest in a share, we may, in our discretion, upon conversion, pay a cash adjustment or round up to the nearest whole number the number of shares of our common stock to be issued to the senior secured convertible debenture holder or otherwise equitably adjust the conversion amount and conversion price per share.

Warrants

We issued warrants to purchase an aggregate of 5,000,001 shares of our common stock, at an exercise price of $0.45 per share for a term of 42 months to investors in the private placement. We also issued warrants to the placement agent to purchase 166,000 shares of our common stock, at an exercise price of $0.45 per share for a term of 42 months, in connection with their efforts as placement agent in connection with the private placement. We are prohibited from effecting the exercise of the warrants to the extent that as a result of the exercise the holder of the exercised warrants beneficially owns more than 4.99% (or, if this limitation is waived by the holder upon no less than 61 days prior notice to us, 9.99%) in the aggregate of the issued and outstanding shares of our common stock calculated immediately after giving effect to the issuance of shares of common stock upon the exercise of the warrants. Prior to exercise, the warrants do not confer upon holders any voting or any other rights as a stockholder. The warrants contain provisions that protect the holders against dilution by adjustment of the purchase price in certain events such as stock dividends, stock splits and other similar events. In addition, the warrants have anti-dilution protection in the event we issue securities at a value less than $0.45 per share. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we may, in our discretion, upon exercise, pay a cash adjustment or round up to the nearest whole number the number of shares of our common stock to be issued to the warrant holder or otherwise equitably adjust the exercise amount and exercise price per share.

Transfer Agent

Our transfer agent is Corporate Stock Transfer, 3200 Cherry Creek Drive South, Suite #430. Denver, Colorado 80209.

Indemnification of Directors and Officers

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest.  We may advance expenses incurred in defending a proceeding.  To the extent that the officer or director is successful on the merit in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees.  With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order.  The indemnification is intended to be the fullest extent permitted by the laws of the State of Colorado.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and persons controlling us, we have been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

Each selling stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the over-the-counter market or any other stock exchange, market or trading facility on which the shares are traded, or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:
• ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
• block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
• purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
• conducting business in places where business practices and customs are unfamiliar and unknown;
• an exchange distribution in accordance with the rules of the applicable exchange;
• privately negotiated transactions;
• settlement of short sales entered into after the date of this prospectus;
• broker-dealers may agree with the selling stockholders to sell a specified number of the shares at a stipulated price per share;
• a combination of any of these methods of sale;
• through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or
• any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

Cynergy Advisors, LLC served as placement agent in our recently completed private placement offering, and received, in addition to cash commissions, warrants to purchase 166,000 shares of our common stock with an exercise price of $0.45 per share. The registration statement of which this prospectus forms a part includes the shares of common stock underlying the warrants held by Cynergy Advisors, LLC.

Cynergy Advisors LLC has indicated to us its willingness to act as selling agent on behalf of certain of the selling stockholders named in this prospectus under “Selling Stockholders” that purchased our privately placed securities. All shares sold, if any, on behalf of selling stockholders by these firms would be in transactions executed by Cynergy Advisors LLC on an agency basis and commissions charged to its customers in connection with each transaction shall not exceed a maximum of 4.5% of the gross proceeds. Cynergy Advisors LLC does not have an underwriting agreement with us and/or the selling stockholders and no selling stockholders are required to execute transactions through Cynergy Advisors LLC. Further, other than their existing brokerage relationship as customers with Cynergy Advisors LLC, no selling stockholders have any pre-arranged agreement, written or otherwise, with these firms to sell their securities through Cynergy Advisors LLC.

FINRA Rule 2710 requires FINRA member firms (unless an exemption applies) to satisfy the filing requirements of Rule 2710 in connection with the resale, on behalf of selling stockholders, of the securities on a principal or agency basis. FINRA Notice to Members 88-101 states that in the event a selling stockholder intends to sell any of the shares registered for resale in this Prospectus through a member of FINRA participating in a distribution of our securities, the member is responsible for ensuring that a timely filing, if required, is first made with the Corporate Finance Department of FINRA and disclosing to FINRA the following:
• it intends to take possession of the registered securities or to facilitate the transfer of the certificates;
• the complete details of how the selling shareholders shares are and will be held, including location of the particular accounts;

•  whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with the selling shareholders, including details regarding these transactions; and

•  in the event any of the securities offered by the selling shareholders are sold, transferred, assigned or hypothecated by any selling shareholder in a transaction that directly or indirectly involves a member firm of FINRA or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file for review with the Corporate Finance Department of FINRA all relevant documents with respect to these transactions.

FINRA has recently proposed rule changes to FINRA Rule 2710 which may, if approved, modify the requirements of its members to make filings under FINRA Rule 2710. Further, no FINRA member firm may receive compensation in excess of that allowable under FINRA rules, including Rule 2710, in connection with the resale of the securities by the selling shareholders, which total compensation may not exceed 8%.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this Prospectus available to the selling stockholders for the purpose of satisfying the Prospectus delivery requirements of the Securities Act.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to these broker-dealers or other financial institutions of shares offered by this prospectus, which shares these broker-dealers or other financial institutions may resell pursuant to this prospectus (as supplemented or amended to reflect these transactions).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. In this event, any commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholders.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP (“SRFF”), New York, New York, will pass upon the validity of the shares of our common stock to be sold in this offering.

EXPERTS

The consolidated financial statements as of and for the year ended September 30, 2009 included in this prospectus have been audited by BehlerMick PS., an independent registered public accounting firm as set forth in their report, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The financial statements as of and for the year ended September 30, 2008 included in this prospectus have been audited by Meyers Norris Penny LLP, an independent registered public accounting firm as set forth in their report, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, together with any amendments and related exhibits, under the Securities Act with respect to our shares of common stock offered by this prospectus. The registration statement contains additional information about us and our shares of common stock that we are offering in this prospectus.

 We file annual, quarterly and current reports and other information with the SEC under the Exchange Act. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges. You may also request a copy of those filings, excluding exhibits, from us at no cost. These requests should be addressed to us at: Lindsay E. Gorrill, Chief Executive Officer, JayHawk Energy, Inc., 6420 E. Seltice Way, Suite C, Post Falls, Idaho 83854.

JAYHAWK ENERGY, INC

BEHLERMICKPS
Bank of America Financial Center
601 W Riverside. Suite 430
Spokane. WA 99201
United States of America

To the Board of Directors and
Stockholders of JayHawk Energy, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheet of JayHawk Energy, Inc. and subsidiaries as of September 30, 2009, and the related consolidated statements of operations and comprehensive loss, stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of JayHawk Energy, Inc. and subsidiaries as of September 30, 2009 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company's accumulated deficit and lack of revenues raise substantial doubt about its ability to continue as a going concern. Management's plans regarding the resolution of this issue are also discussed in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/ BehlerMick
BehlerMick PS
Spokane, Washington
December 17, 2009

Report of Independent Registered Public Accounting Firm

To the Board of Directors and the Stockholders of
JayHawk Energy, Inc.

We have audited the accompanying consolidated balance sheet of JayHawk Energy, Inc. ("the Company”) as of September 30, 2008, and the statements of operations, stockholder’s equity and cash flows for the year then ended.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluation of the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2008, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, the Company’s ability to continue as a going concern is dependent on obtaining sufficient working capital to fund future operations.  Management’s plan in regard to these matters is also described in Note 2.  These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Meyers Norris Penny LLP
Chartered Accountants
Calgary, Canada
December 23, 2008

JayHawk Energy, Inc.
Consolidated Balance Sheets

Assets	September 30, 2009	September 30, 2008
Cash and cash equivalents	$5,658	$82,683
Trade accounts receivable, less allowance for doubtful
accounts of $119,763 and $95,800 at September 30, 2009 and 2008, respectively (Note 3)	293,507	413,862
Other current assets	2,544	16,027
Total Current Assets	301,709	512,572

Plant, Property and Equipment
Unproved oil and gas properties, net of allowances
for impairment of $1,474,000 and accumulated amortization of $405,931 and 14,535, at
September 30, 2009 and 2008,respectively. (Note 4).	2,265,673	2,555,910
Proved and developed oil & gas properties, net of
accumulated DD&A of $1,366,204 and $613,158 at September 30, 2009 and 2008, respectively (Note 5)	6,256,238	6,991,043
Computers, office equipment, furniture and
leasehold improvements, net of allowance for
Depreciation of $1,335 and $nil, respectively.	31,605	32,366
Total Net Plant, Property and Equipment	8,553,516	9,579,319

Other Long-Term Assets (Note 6)	55,100	247,586

Total Assets	$8,910,325	$10,339,477

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$172,166	$381,197
Due to other Working and Royalty Interests	107,905	106,003
Other Payables, Interest & Taxes Accrued	350,797	147,100
Note Payable in less than one year (Note 7)	800,000	472,038
Total Current Liabilities	1,430,868	1.106.338
Asset Retirement Obligations (Note 8)	140,844	128,040

Total Liabilities	1,571,712	1,234,378

Commitments and Contingencies (Note 15)	---	---
Stockholders' Equity
Preferred Stock, $.001 par value; 10,000,0000 shares authorized, no shares issued and outstanding.	---	---
Common Stock, $.001 par value; 200,000,000 shares
authorized; 44,509,496 shares issued and outstanding at September 30, 2009 and 42,810,929 shares
issued and outstanding at September 30, 2008 (Note 9)	44,509	42,811
Additional paid-in capital	12,821,792	12,400,784
Stock issuance obligation (Notes 7 and 9)	136,000	47,559
Accumulated deficit	(5,663,688)	(3,386,055)
Total Stockholders' Equity	7,338,613	9,105,099

Total Liabilities and Stockholders' Equity	$8,910,325	$10,339,477

“See Accompanying Notes to the Consolidated Financial Statements”

JayHawk Energy, Inc.
Consolidated Statements of Operations
and Comprehensive Loss

	Year Ended September 30, 2009	Year Ended September 30, 2008
Revenue
Oil Sales	$479,598	$1,108,055
Gas Sales	108,812	91,782
Total Gross Revenues	$588,410	$1,199,837

Costs and Operating Expenses	---	---
Exploration Costs
Production Costs – North Dakota	211,507	280,689
Production Costs – Kansas	187,638	226,552
Depreciation, depletion, amortization and asset impairment expense	1,069,577	2,214,764
General and Administrative	659,714	1,541,691
Other Income and Expense	737,607	64,483
Total Costs and Expenses	2,866,043	4,328,179

Loss from continuing operations before income tax	$(2,277,633)	$(3,128,342)

Provision for income taxes	---	---
Deferred tax benefit	---	---

Net loss from continuing operations	$(2,277,633)	$(3,128,342)

Net loss and total comprehensive loss	$(2,277,633)	$(3,128,342)

Basic and diluted loss per share (Note 10)	$(0.05)	$(0.08)

Basic weighted average number shares outstanding	43,699,043	40,266,335

“See Accompanying Notes to the Consolidated Financial Statements”

JayHawk Energy, Inc.
Statements of Changes in Stockholders’ Equity

	Common Shares	Stock Par Value	Additional Paid-In Capital	Retained Earnings or (Deficit)		Stock Issuance Obligation		Total
Balance at September 30, 2007	36,882,659	$36,882	$2,904,982		(257,713)	$	---	$2,684,151
Jan. 16, 2008 Private placement	2,666,667	2,667	3,997,333					4,000,000
March 13, 2008 issue for services	50,000	50	109,950					110,000
March 31, 2008 issuance	1,024,727	1,025	2,325,105					2,326,130
April 16, 2008 exercise warrants	900,000	900	899,100					900,000
April 15, 2008 exercise warrants	599,939	600	599,339					599,939
May 5- 7, 2008 issue for services	75,000	75	171,925					172,000
May 9, 2008 exercise warrants	399,962	400	399,562					399,962
May 14, 2008 issue obligation							519,011	519,011
July 3, 2008 issuance	211,975	212	471,240				(471,452)	---
September 30, 2008 Convertible Note Warrant Valuation			522,248					522,248
Loss for year ending September 30, 2008					(3,128,342)			(3,128,342)
Balance at September 30, 2008	42,810,929	$42,811	$12,400,784		$(3,386,055)		$47,559	$9,105,099
October 31, 2008 issuance for services	25,000	25	16,725					16,750
January 12, 2009 issuances for non renewed leases and services	74,575	74	74,184				(47,559)	26,699
Jan. 12, 2009 issue for services	51,000	51	20,859					20,910
February 5, 2009 Private placement	1,000,000	1,000	199,000					200,000
March 2, 2009 issue obligation							14,555	14,555
April 20,2009 issue for services	85,400	85	14,470				(14,555)	---
May 20, 2009 issue for services	40,000	40	7,960					8,000
June 4, 2009 issue for services	49,800	50	7,420					7,470
July 31, 2009 issue for services	139,167	139	28,199					28,338
July 31, 2009 issue obligation in lieu of extension fee and interest							136,000	136,000
August 5, 2009 issue for services	203,625	204	40,521					40,725
Sept. 3, 2009 issue for services	30,000	30	11,670					11,700
Loss for year ending September 30, 2009					(2,277,633)			(2,277,633)
Balance at September 30, 2009	44,509,496	$44,509	$12,821,792	$	(5,663,688)		$136,000	$7,338,613

“See Accompanying Notes to the Consolidated Financial Statements”

JayHawk Energy, Inc.
Statement of Consolidated Cash Flows

	Year Ended September 30, 2009	Year Ended September 30, 2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss from operations	$(2,277,633)	$(3,128,342)
Adjustments to reconcile net loss to net cash used
by operating activities:
Depreciation, depletion and amortization	1,249,259	729,028
Provisions for doubtful collection of receivables	23,953	105,311
Provision for lease impairments	---	1,474,000
Accretion in annual asset retirement obligation	12,804	11,640
Common stock issued in consideration for services	311,147	58,000
Loss on disposition of asset	---	573
(Increase) decrease in accounts receivable	96,402	(509,672)
(Increase) decrease in other current assets	13,483	(78,827)
Increase (decrease) in accounts payable	(209,030)	381,197
Increase in accruals and other current liabilities	533,561	211,564
Provision (benefit) for deferred income taxes
Net cash used by operating activities	(246,054)	(745,528)

CASH FLOWS FROM INVESTING ACTIVITIES
Proved oil and gas property additions	(18,600)	(7,487,803)
Unproved oil and gas property additions	(1,160)	(1,944,444)
Other property additions	(11,211)	(33,701)
Net cash used in investing activities	(30,971)	(9,465,948)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the sale of common stock	200,000	8,969,042
Borrowings with note payable	0	800,000
Net cash provided by financing activities	200,000	9,769,042

NET (DECREASE) IN CASH AND CASH EQUIVALENTS	(77,025)	(442,434)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	82,683	525,117

CASH AND CASH EQUIVALENTS AT END OF YEAR	$5,658	$82,683

Supplemental Disclosure of Cash Flow and Non-cash Investing and Financing Activity:
Income taxes paid	$	---	$	---
Interest paid with common stock		$96,000	$	---
Property acquisitions paid in common stock				$3,069,140

“See Accompanying Notes to the Consolidated Financial Statements”

JayHawk Energy, Inc.
Notes to the Consolidated Financial Statements
September 30, 2009

Note 1 – Organization and Description of Business

Nature of Operations – JayHawk Energy, Inc. (the Company, we, or JayHawk) and its wholly owned subsidiary, is engaged in the acquisition, exploration, development, production and sale of natural gas, crude oil and natural gas liquids primarily from conventional reservoirs within North America.  We incorporated in Colorado on April 5, 2004 as Bella Trading Company, Inc.  During the second quarter ending June 30, 2007, we changed management and entered the oil and gas business, and ceased all activity in retail jewelry.  On June 21, 2007, we changed our name to JayHawk Energy, Inc.  Since then, we have devoted our efforts principally to the raising of capital, organizational infrastructure development, and the acquisition of oil and gas properties.  To date, we have acquired three main properties, the Uniontown in Kansas, the Crosby in North Dakota, and Girard in Kansas.  We also formed a wholly owned subsidiary to transport our gas in Kansas, called Jayhawk Gas Transportation Company.  This is the basis for which our financial statements are consolidated.  The accompanying financial statements as of and for the periods ended September 30, 2009 and 2008 are presented in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).
Note 2 – Summary of Significant Accounting Policies

Basis of Presentation – The accompanying financial statements of the Company have been prepared pursuant to the rules of the Securities and Exchange Commission (the “SEC”).  The financial statements and notes herein are a fair presentation of the Company’s financial position, results of operations, and cash flows for the periods presented.

Going Concern – As shown in the accompanying financial statements, we have incurred operating losses since inception.  As of September 30, 2009, we have limited financial resources with which to achieve our objectives and obtain profitability and positive cash flows.  Achievement of our objectives will be dependent upon our ability to obtain additional financing, to locate profitable mineral properties and generate revenue from our current and planned business operations, and control costs.  We plan to fund our future operation by joint venturing, obtaining additional financing from investors, and attaining additional commercial production.  However, there is no assurance that we will be able to achieve these objectives.

Use of estimates - The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the respective reporting periods.  A change in accounting estimate is accounted for prospectively over the current and future years.  Management changed, between quarters of the year ending September 30, 2008, the estimate of the lives of some assets acquired during this same 12-month period.  The change has no effect on the depreciation computed and reported for the twelve month period.

Income or loss per common share - Basic income per share is calculated based on the weighted average number of common shares outstanding.  Diluted income per share assumes exercise of stock options and warrants and conversion of convertible debt and preferred securities, and preferred securities, provided the effect is not antidilutive.  As each of the two fiscal periods covered by these financial statements reflect net losses from operations, all of our warrants have an anti-dilutive effect on per common share amounts.

Revenue Recognition - We use the sales method of accounting for oil and gas revenues. Under this method, revenues are recognized based on the actual volumes of gas and oil sold to purchasers. The volume sold may differ from the volumes we are entitled to, based on our individual interest in the property.  Periodically, imbalances between production and nomination volumes can occur for various reasons.  In cases where imbalances have occurred, a production imbalance receivable or liability will be recorded.  Costs associated with production are expensed in the period in which they are incurred.

Cash equivalents - We consider all highly liquid debt instruments purchased with maturity of three months or less to be cash equivalents.

Property, plant and equipment - JayHawk follows the method of accounting for oil and gas property as promulgated in Accounting Standards Codification (ASC) topic 932, Extractive Activities – Oil and Gas.  Under this method of accounting, costs to acquire mineral interests in oil and natural gas properties, to drill and equip exploratory wells that find proved reserves, and to drill and equip development wells, are capitalized.  Costs to drill exploratory wells that do not find proved reserves, geological and geophysical costs and costs of carrying and retaining unproved properties are expensed.

JayHawk Energy, Inc.
Notes to Consolidated Financial Statements – (Continued)

We calculate depletion, depreciation and amortization (DD&A) of capitalized cost of proved oil and gas property on a field-by-field basis using the units-of-production method based upon proved reserves. In computing DD&A we will take into consideration restoration, dismantlement and abandonment cost and the anticipated proceeds from equipment salvage.

When applicable, we will apply the provisions of ASC topic 410, Accounting for Asset Retirement Obligations, which provides guidance on accounting for dismantlement and abandonment cost (see Note 8).

           Support equipment and other property, plant and equipment related to oil and gas production are depreciated on a straight-line basis over their estimated useful lives which range from 5 to 35 years.  Property, plant and equipment unrelated to oil and gas producing activities is recorded at cost and depreciated on a straight-line basis over the estimated useful lives of the assets, which range from 3 to 25 years.

We review our long-lived assets for impairment when events or changes in circumstances indicate that impairment may have occurred.  In the impairment test we compare the expected undiscounted future net revenue on a field-by-field basis with the related net capitalized cost at the end of each period. Should the net capitalized cost exceed the undiscounted future net revenue of a property, we will write down the cost of the property to fair value, which we will determine using discounted future net revenue. We will provide an impairment allowance on a property-by-property basis when we determine that the unproved property will not be developed (also see specifically, Note 4).

Impairment of Unproved (Non-Producing) Property - Unproved properties will be assessed periodically, to determine whether or not they have been impaired.  We provide an impairment allowance on unproved property at any time we determine that a property will not be developed.  At September 30, 2008, we decided, based on geology and proximity to our pipeline to permit approximately one-third of the original leases acquired in the Uniontown acquisition of July 25, 2007, to expire without renewal.  Accordingly, an allowance for impairment in the amount of $1,474,000 was made (see Note 4 for further detail).

Sales of Producing and Non-producing Property - We account for the sale of a partial interest in a proved property as normal retirement. We recognize no gain or loss as long as this treatment does not significantly affect the unit-of-production depletion rate. We recognize a gain or loss for all other sales of producing properties and include the gain or loss in the results of operations.  We account for the sale of a partial interest in an unproved property as a recovery of cost when substantial uncertainty exists as to recovery of the cost applicable to the interest retained. We recognize a gain on the sale to the extent that the sales price exceeds the carrying amount of the unproved property. We recognize a gain or loss for all other sales of non-producing properties and include the gain or loss in the results of operations.

Asset Retirement Obligation - We follow ASC topic 410, “Accounting for Asset Retirement Obligations”, which requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made.  The associated asset retirement costs will be capitalized as part of the carrying amount of the long-lived asset.  The carrying value of a property associated with the capitalization of an asset retirement cost will be included in proved oil and gas property in the balance sheets.  The future cash outflows for oil and gas property associated with settling the asset retirement obligations will be accrued in the balance sheets, and will be excluded from ceiling test calculations.  Our asset retirement obligation will consist of costs related to the plugging of wells and removal of facilities and equipment on its oil and gas properties (see specifically, Note 8).

Income Tax and Accounting for Uncertainty - Income taxes are determined using the liability method in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. This is now ASC topic 740.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. In addition, a valuation allowance is established to reduce any deferred tax asset for which it is determined that it is more likely than not that some portion of the deferred tax asset will not be realized.

JayHawk Energy, Inc.
Notes to Consolidated Financial Statements – (Continued)

The Company follows the guidance of ASC Topic 740, Income Taxes (previously the FASB has issued interpretation No. 48 (FIN-48) “Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement 109.  The guidance recognizes that the ultimate deductibility of positions taken or expected to be taken on tax returns is often uncertain.  It provides guidance on when tax positions claimed by an entity can be recognized and guidance on the dollar amount at which those positions are recorded.  In order to recognize the benefits assiociated with a tax position taken the entity must conclude that the ultimate allowability of the deduction is more likely than not.  If the ultimate allowability of the tax position exceeds 50% (more likely than not), the benefit associated with the position is recognized at the largest dollar amount that has more than a 50% likelihood of being realized upon ultimate settlement.  Differences between tax positions taken in a tax return and recognized in accordance with the guidance will generally result in (1) an increase in income taxes currently payable or a reduction in an income tax refund receivable or (2) an increase in a deferred tax liability or a decrease in a deferred tax asset, or both (1) and (2).

New Accounting Pronouncements – In June 2008, the Financial Accounting Standards Board (FASB) Staff Position EITF 03-6-1, Determining Whether Instruments Granted in Share Based Payment Transactions are Participating Securities, was issued.  Under FSP 03-6-1, share based payment awards that contain nonforfeitable rights to dividends, are “participating securities” as defined by EITF 03-6 and therefore should be included in computing earnings per share using the two-class method described in SFAS No. 128, Earnings per Share.  FSP 03-6-1 is not expected to have a significant effect on our reported financial position or earnings.

In December 2008, the Securities and Exchange Commission (SEC) released Final Rule, Modernization of Oil and Gas Reporting.  The new disclosure requirements include provisions that permit the use of new technologies to determine proved reserves if those technologies have been demonstrated empirically to lead to reliable conclusions about reserve volumes.  The new requirements also will allow companies to disclose their probable reserves to investors.  In addition, the new disclosure requirements require companies to (a) report the independence and qualifications of its reserves engineer preparer; (b) file reports when a third party is relied upon to prepare reserve estimates or conducts a reserve audit, and (c) report oil and gas reserves using an average price based upon the prior 12 month period rather than year-end prices.  The new disclosure requirements are effective for financial statements for fiscal years ending on or after December 31, 2009.  The effect of adopting this SEC rule has not been determined, but is not expected to have a significant effect on our reported financial position or earnings.

In May 2009, the FASB issued ASC 855, Subsequent Events which establishes principles and requirements for reporting subsequent events.  In accordance with the provisions of ASC 855, the Company currently evaluates subsequent events through the date of the financial statements.

In June 2009, the FASB issued SFAS No. 166, Accounting for Transfers of Financial Assets – an amendment of FASB Statement No. 140.  This Statement removes the concept of a qualifying special purpose entity established in SFAS No. 140 and removes the exception from applying Interpretation No. 46, Consolidation of Variable Interest Entities, to qualifying special-purpose entities.  SFAS No. 166 has not yet been codified and in accordance with ASC 105, remains authoritative guidance until such time that it is integrated in the FASB ASC.  SFAS No. 166 is effective for financial asset transfers occurring after the beginning of an entity’s first fiscal year that begins after November 15, 2009, and early adoption is prohibited.  The adoption of this statement will have no material effect on the Company’s financial condition or results of operations.

In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R) which amends the consolidation guidance applicable to variable interest entities.  The amendments will significantly affect the overall consolidation analysis under FASB ASC 810, Consolidation and requires an enterprise to perform an analysis to determine whether the enterprises variable interest or interests give it a controlling financial interest in a variable interest entity.  SFAS No. 167 has not yet been codified, and in accordance with ASC 105, remains authoritative guidance until such time that it is integrated in the FASB ASC.  SFAS No. 167 is effective as of the beginning of the first fiscal year that begins after November 15, 2009 and early adoption is prohibited.  The adoption of this update will have no material effect on the Company’s financial position or results of operations.

In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codification (ASC) and the Hierarchy of Generally Accepted Accounting Principles – a replacement of FASB Statement No. 162, which codified in FASB ASC 105, Generally Accepted Accounting Principles (ASC 105).  ASC 105 establishes that the Codification as the source of authoritative GAAP in the United States recognized by the FASB.  Rules and interpretive releases of the Securities and Exchange Commission (SEC) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants.  Once the Codification is in effect, all of its content will carry the same level of authority and the GAAP authority will be modified to include only two levels of GAAP, authoritative and non-authoritative.  ASC 105 is effective for financial statements issued for interim and annual periods ending after September 15, 2009.  We adopted the requirements of ASC 105 in our quarter ending September 30, 2009.  The adoption had no material effect on the Company’s financial position or earnings.

JayHawk Energy, Inc.
Notes to Consolidated Financial Statements – (Continued)

In September 2009, the FASB issued Accounting Standard Update 2009-12, Fair Value Measurements and Disclosures (Topic 820): Investments in Certain Entities that Calculate Net Asset Value per Share (or its Equivalent).  This update provides amendments to Subtopic 820-10, Fair Value Measurements and Disclosures – Overall, for the fair value measurement of investments in certain entities that calculate net asset value per share (or its equivalent). The amendments in this update are effective for interim and annual periods ending after December 15, 2009.  The adoption of this update will have no material effect on the Company’s financial position or earnings.

Note 3 - Trade Accounts Receivable

Trade accounts receivable represents those amounts the Company is owed for its' oil and gas production delivered during the months of June, July, of 2008 and September 2009, less an allowance for doubtful accounts.  Also included in the aggregate is an amount receivable from other working interests billed for their percentages of joint operating costs, the total of which was received subsequent to the respective year ends.  Specifically, it is detailed as follows:

	Year Ended September 30, 2009	Year Ended September 30, 2008

Due for crude oil delivered in June & July – SemCrude	$283,486	$283,486
Less: Allowance for doubtful collections	(119,763)	(95,810)
Due for crude oil delivered in September 2009 and 2008	109,074	181,340
Due for natural gas delivered in September 2009 and 2008	5,954	19,356
Due from joint operating agreement working interests	14,756	25,490
Total:	$293,507	$413,862

The previous purchaser of our North Dakota crude oil, SemCrude, took delivery of JayHawk's 2008 June and July production and before compensating the Company filed a Chapter 11 bankruptcy proceeding.  Management believes that the Company will receive all the proceeds for the July sales but has established an allowance for 100% of the value of the June deliveries, equivalent to $119,763, charging bad debt expense for an equal amount.  Since August of 2008 all crude oil production was delivered to a new purchaser.  Proceeds for the September 2009 deliveries, valued at $109,074, were subsequently received in October 2009.  Amounts receivable for September natural gas deliveries, $5,954 were also received in October.

Note 4 – Unproved Properties and Impairment

The total of JayHawk's investment in unproved properties at September 30, 2009 and 2008 consists of the following capitalized costs respectively:
Name	Year Ended September 30, 2009	Year Ended September 30, 2008
Kansas Uniontown Project	$2,494,479	$2,494,479
Less: allowance for impairment	(1,474,000)	(1,474,000)
Less: accumulated amortization	(162,734)	(64,575)
Net investment in Uniontown Project	$857,745	$955,904

Kansas Girard Project	$1,651,125	$1,649,966
Less: accumulated amortization	(243,197)	(49,960)
Net investment in Girard Project	$1,407,928	$1,600,006
		____________
Total Unproved Oil and Gas Properties	$2,265,673	$2,555,910

As discussed in Note 1, Summary of Principle Accounting Polices, we amortize the lease bonuses paid to acquire specific acreage over the life of the lease, generally three years, through the lease expiration date.

JayHawk Energy, Inc.
Notes to Consolidated Financial Statements – (Continued)

Impairment of Uniontown Project:  In addition to amortizing the capitalized lease costs, JayHawk periodically reviews and assesses its' unproved properties to determine whether or not they have been impaired.  A property is considered impaired if it will not or cannot be developed.  At that time an allowance is established to revalue the capitalized cost and a provision of equal amount is provided as an operating expense.  Management made a review of the portfolio of leases acquired in the Uniontown transaction of July 2007 and decided, based on geology and proximity to our pipeline, to permit approximately one-third of the original leases acquired to expire without renewal. Further, given the Company's inability at that time to fund development of any acreage, justification existed at the time for the creation of an impairment valuation.  The impairment allowance was estimated at two-thirds, 67 percent, of the original investment.

Note 5 – Proved and Developed Oil & Gas

The capitalized cost, net of depreciation, depletion and amortization (DD&A) of the proved oil and gas properties was $6,256,238, at September 30, 2009, and $6,991,043 at September 30, 2008.  These net capitalized costs are comprised of the following; detailed by property:

	September 30, 2009	September 30, 2008
Crosby , North Dakota Properties
Proved Reserves	$2,357,752	$2,357,752
Field Equipment	1,200,248	1,200,248
Less accumulated DD&A	(1,117,265)	(538,042)
Net Capitalized Costs	2,440,735	3,019,958

Girard, Kansas Properties
Field Equipment	796,033	634,705
Capitalized Drilling Costs	662,899	807,227
Less accumulated DD&A	(76,402)	(18,076)
Net Capitalized Costs	1,382,530	1,423,856

JayHawk Gas Transportation
Field Equipment	2,605,870	2,604,270
Less accumulated Depreciation	(172,897)	(57,041)
Net Capitalized Costs	2,432,973	2,547,229

Total Net Proved Oil & Gas Properties	$6,256,238	$6,991,043
Ceiling Test – The Company has performed ceiling tests to determine that the carrying amounts in our financial statements do not exceed the net present value of the reserve estimates for the respective properties, of Crosby , North Dakota and Girard, Kansas.  For both properties management determined that the net values reflected in the financial statements did not exceed the net discounted present value of the reserves estimated by the independent reserve engineers.

Note 6 – Other Long-Term Assets – Other assets consist of various deposits and the unamortized portion of the discount on the convertible promissory note.  Detail is disclosed in the following table:
	September 30, 2009	September 30, 2008
Rental Security Deposit	$1,500	$1,500
Bond Deposit – State of Kansas	3,600	1,800
Bond Deposit – State of North Dakota	50,000	50,000
Unamortized Note Discount (see Notes 6 and 9)	--	194,286
Totals	$55,100	$247,586

JayHawk Energy, Inc.
Notes to Consolidated Financial Statements – (Continued)

Note 7 - Note Payable

On July 30, 2008 JayHawk signed a convertible promissory note in the amount of $800,000 for cash received of an equal amount.  The original note had a one-year maturity, maturing July 30, 2009 and provided for interest to be paid upon maturity, computed at a rate of 12 percent per annum.  On July 30, 2009, the note was amended to extend the maturity date to July 30, 2010.  Accrued interest to that date of $96,000 was converted to shares of the Company’s restricted common stock, at the rate of $0.25 per share.  Additionally, the Company paid a 5 percent extension fee of $40,000 to effect this amendment.  The total amount of $136,000 was reflected as a stock issuance obligation as at September 30, 2009 (see Note 9 – Common Stock, for additional detail on this transaction).   Under the amended agreement interest continues to be accrued at the rate of 12 percent per annum.  The holder of the note has the right, at its sole discretion, to convert the outstanding principal balance and unpaid accrued interest to shares of the Company's common stock, at any time at the conversion price of $1.75.

Under a separate warrant agreement issued with the original note the holder was permitted to convert 400,000 warrants, at an exercise price of $2.10 per share, to shares of the Company’s common stock.  In accordance with SFAS 133 (now ASC topic 815) we allocated the proceeds of the note between Notes Payable and Stockholder’s equity based on the respective fair values as of the original agreement date.  The fair values were determined using the Black-Scholes option model more fully described in Note 10 – Share Purchase Warrants.   Monthly, over the original life of the note, the original discount recorded was ratably amortized and charged to expense, as was an amount sufficient to accrete the note back to the original $800,000.  As at September 30, 2009 the note payable reflects the original full undiscounted principal and face value of the note.

Note 8 - Asset Retirement Obligation

In the period in which an asset retirement obligation is incurred or becomes reasonably estimable, JayHawk Energy recognizes the fair value of the liability if there is a legal obligation to dismantle the asset and reclaim or remediate the property at the end of its useful life. We estimate the timing of the asset retirement based on an economic life determined by reference to similar properties and/or reserve reports.  The liability amounts are based on future retirement cost estimates and incorporate many assumptions such as expected economic recoveries of oil and gas, time to abandonment, future inflation rates and the adjusted risk-free rate of interest. When the liability is initially recorded, the Company capitalizes the cost by increasing the related property balances. This initial capitalized cost is depreciated or depleted over the useful life of the asset.

The Company has identified potential asset retirement obligations at the Girard, Kansas and Crosby , North Dakota operating sites.  These retirement obligations are determined based on the estimated cost to comply with abandonment regulations established by the Kansas Corporation Commission and the State of North Dakota.  The Company's engineers have estimated the cost, in today's dollars, to comply with these regulations.  These estimates have been projected out to the anticipated retirement date 15 years in the future, at an assumed inflation rate of 1.5 percent.  The anticipated future cost of remediation efforts in North Dakota, and Kansas, are $204,685, and $281,547, respectively.  These amounts were discounted back at an assumed interest rate of 10 percent, to arrive at a net present value of the obligation. The amount of the annual increase in the obligation is charged to "accretion expense" and for the period ending September 30, 2009 and 2008, was computed to be $12,804 and $11,640, respectively.
The ending balance of the asset retirement obligation at September 30, 2009 is $140,844.  The asset retirement obligation is included in the Balance Sheet classification "Deferred Credits and Other Liabilities."  The following table summarizes the change in the asset retirement obligation since the beginning of the fiscal year ending September 30, 2008:

	September 30, 2009	September 30, 2008
Beginning balance	$128,000	$	---
Liabilities incurred	---		116,400
Liabilities settled	---		---
Accretion expense	12,804		11,640
Revision to estimated cash flows	---		---
Ending balance	$140,844		$128,040

JayHawk Energy, Inc.
Notes to Consolidated Financial Statements – (Continued)

Note 9 - Common Stock

Issuances and Private Placements:  The following transactions reflect issuances of shares of the Company’s common stock and are presented by date of completion in chronological order.  Transactions described as private placements were completed in reliance upon that certain exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 5 of that act and Regulation S.

Fiscal Year End September 30, 2009

October 31, 2008 – The Company issued 25,000 shares valued at $0.67 for consulting services rendered.

January 12 2009 – The Company issued 74,575 shares of its common stock to Missouri Gas Partners.  Of this amount 22,225 shares represented the total "Stock Issuance Obligation" of $47,559 existing at December 31, 2008.  This represented the residual from the June 30, 2008 transaction, wherein JayHawk agreed to release 25 shares per acre as individual oil and gas mineral leases were renewed.  The remaining 52,350 shares were issued in recognition of the Company's obligation to issue 25 shares per acre for 2,094 acres in lieu of lease renewal.  These shares were valued at $0.51 per share, the fair market value of a share on the day the obligation was recognized.

Also on January 12, 2009, an additional 51,000 shares were issued to two individual consultants, in exchange for services provided.   These shares were all valued at $0.41 per share; the fair market value on the date of the transaction.  This approximates the value of the services provided.

February 5, 2009 - A private placement of 1,000,000 common shares was completed.  The shares were issued to one private investor in consideration for $200,000 in cash that was used as working capital.  The private placement was completed in reliance upon that certain exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 4 of that Act.

April 20, 2009 - The Company issued 85,400 shares of its common stock to three vendors as compensation for services rendered.  These shares were valued at $0.20 per share; the fair market value on the date of the transaction for two of the vendors, and at $0.15 per share for the third.  This approximated the value of the services provided.

May 20, 2009 - 40,000 shares of common stock were issued to one vendor in lieu of cash payment for services provided.  These shares were valued at $0.20 per share; with the fair value of the aggregate issuance approximating the value of the services rendered.

June 4, 2009 – 49,800 shares of common stock were issued to one vendor for services rendered.  These shares were valued at $0.15 per share.  The fair value of the aggregate issuance approximated the value of the services rendered.

July 30, 2009 – As discussed in Note 6, on July 30, 2009 the Note Payable in the amount of $800,000 matured.  A stock issuance obligation to the note holder was created for the accrued interest of $96,000 and a fee, of $40,000, for extending the date for payment of the principal amount.  The total $136,000 was recorded as a stock issuance obligation at September 30, 2009.  The number of shares of common stock applicable to the issuance obligation was computed by converting the $136,000 obligation at a $0.25 per share, representing 544,000 of common stock.  These shares were actually issued on November 16, 2009 (see Note 14, Subsequent Events).
July 31, 2009 - The Company issued 49,800 shares of its common stock to two vendors as compensation for services rendered.  These shares were valued at $0.20 per share; the fair market value on the date of the transaction for each of the vendors.

August 4, 2009 - The Company issued 203,625 shares to a vendor for settlement of past due obligations.  These shares were also valued at $0.20 per share to approximate the value of the services previously provided.

September 3, 2009 – The Company issued 30,000 shares of its common stock, valued at $0.39 to a vendor for services rendered.

JayHawk Energy, Inc.
Notes to Consolidated Financial Statements – (Continued)

Fiscal Year End September 30, 2008

January 16, 2008 - The Company completed a private placement valued at approximately $4 million, selling 2,666,667 Units, comprised of (a) one share of common stock, $.001par value per share, and (b) one warrant, granting the holder the right to purchase one share of Registrant's common stock at a purchase price of $1.60.  Each unit was sold for $1.50 and the warrants have expired, having had a one year from the date of the subscription expiration date.  This private placement was done concurrent with the acquisition of the Crosby , North Dakota properties and the funds received were used for consideration given in the exchange.

March 13, 2008 - The Company issued 50,000 shares valued at $2.20 per share for services rendered.

March 31, 2008 - In consideration for the acreage and assets acquired from Galaxy Energy, Inc., the Registrant paid $1 million in cash and issued 1,024,727 shares of common stock.  These shares were valued at $2.27.  Simultaneously with this transaction a stock issuance obligation was recognized, for the issuance of 900,000 shares of our common stock, representing the exercise of certain warrants to purchase shares of common stock at an exercise price of $1.00 per share (see Note 10).  The proceeds of this warrant exercise of $900,000 was used to close the purchase of the Galaxy assets.  The 900,000 shares were physically issued April 16, 2008.

April 15, 2008 - The Company issued 599,939 shares to shareholders who exercised an equivalent number of warrants at an exercise price of $1.00 per share (see Note 10).  The proceeds of this warrant exercise were used for general working capital.

May 05, 2008 - JayHawk issued 25,000 shares of its common stock to a consultant in exchange for services provided.  The shares were valued at $2.32 as of the date of the agreement.

May 07, 2008 - The Company issued 50,000 shares of its common stock to Titan West Energy, Inc. for the acquisition certain oil and natural gas rights and interests in other related operating assets.  These shares were valued at $2.28 per share.

May 09, 2008 - We issued 399,962 shares of our common stock to a shareholder who exercised certain warrants to purchase shares at an exercise price of $1.00 per share.  We used the proceeds for working capital.

June 30, 2008 - The Company recorded a stock issuance obligation to Missouri Gas Partners for 234,200 shares of common stock, computed at 25 shares per acre for 9,368 acres of oil, gas and mineral leases.  These shares were to be physically issued as the individual leases were renewed by Missouri Gas Partners. The shares were valued at $2.22 per share and a stock issuance obligation was recorded in the amount of $519,011.

July 03, 2008 - The Company physically issued 211,975 shares of common stock to Missouri Gas Partners for renewal of oil, gas and mineral leases covering 8,479 acres at 25 shares per acre.  The stock issuance obligation was reduced by a corresponding $471,452, representing the 211,975 shares valued at the $2.22 per share used in computing the original obligation.  At September 30, 2008, the remaining stock issuance obligation is $47,559.
Note 10 - Share Purchase Warrants

When warrants to purchase common stock at a specified exercise price are sold the proceeds received are allocated between the value of the stock and the value of the warrants.  To make this allocation we use the Black-Scholes option pricing model.  This is a subjective exercise involving the use of various estimates, including the risk-free interest rate, the option or contract life, and the expected volatility of the underlying security.

In conjunction with the issuance of the $800,000 note payable, described in Note 7, the Company issued the holder of the note a warrant agreement whereby, for a period of two years (expiring July 30, 2010) the holder could convert the note principal amount to shares of the Company’s common stock at an exercise price of $2.10 per share, equivalent to 382,952 shares.  Accounting Standards Codification (ASC) Topics 480 and 815 prescribe accounting for warrants.  It was determined that these warrants were not derivatives, but were indexed in the Company’s own stock, freestanding, and would be classified in stockholder’s equity.  We assigned a fair value to these warrants of $327,962 based on the Black-Scholes option model assuming a risk-free interest rate of 4.14 percent and a volatility of 99.34 percent.

JayHawk Energy, Inc.
Notes to Consolidated Financial Statements – (Continued)

Note 11 – Loss per Common Share

We follow ASC 260, Earnings Per Share which requires the reporting of basic and diluted earnings/loss per share.  We calculate basic loss per share by dividing the net loss by the weighted average number of outstanding common shares during the period.  We calculate diluted loss per share by dividing net loss by the weighted average number of outstanding common shares, including all potentially dilutive securities during the period.  For the periods ending September 30, 2009 and 2008 the weighted average number of shares was 43,699,043and 40,266,335, respectively.  Additionally, all of our outstanding warrants have an anti-dilutive effect on our per common share amounts.

Note 12 - Related Party Transactions

On July 1, 2008, we subleased office space for $1,500 per month from Marlin Property Management, LLC an entity owned by the spouse of our CEO.  We believe this office space and facilities are sufficient to meet our present needs, and do not anticipate any difficulty securing alternative or additional space, as needed, on terms acceptable to us.  In April 2009, the Company renegotiated the monthly payment to $1,000 per month.

Note 13 - Income Tax

The Company follows the guidance of Topic 740, Income Taxes, to account for income taxes, which requires the establishment of deferred tax assets and liabilities for the recognition of future deductions or taxable amounts and operating loss and tax credit carry forwards. Deferred federal income tax expense or benefit is recognized as a result of the change in the deferred tax asset or liability during the year using the currently enacted tax laws and rates that apply t4o the period in which they are expected to affect taxable income. Valuation allowances are established, if necessary, to reduce deferred tax assets to the amounts that will more likely than not be realized.  Additionally, the Company follows the guidance provided by ASC Topic 740 which recognizes that the ultimate deductibility of positions taken or expected to be taken on a tax return is often uncertain.  It provides guidance on when tax positions claimed by an entity can be recognized (See Note 2, Summary of Significant Accounting Policies – Income Tax Accounting for Uncertainty).

The Company's provision for income taxes reflects the U.S. federal income taxes calculated at the minimum federal corporate statutory rate of 15%, U.S. state taxes calculated at the statutory rate of 4.15% net of any federal income tax benefit calculated at their combined rates of 19.15% net of any U.S. federal income tax benefits. These rates are our effective tax rates.

At September 30, 2009, we have available for federal income tax purposes a net operating loss carry-forward of approximately $3,019,849, expiring at various times from 2025 through 2028 that may be used to offset future taxable income. Therefore, we have provided no provision for income tax.  The computation and reconciliation with the operating losses from inception is disclosed in the following table for the fiscal years ending September 30, 2007, 2008, and 2009:

	2007	2008	2009	Cumulative

Net operating loss before taxes	$(257,713)	$(3,128,342)	$(2,277,632)	$(5,663,687)
Add back temporary differences:
Allowance for impairment	---	1,474,000	---	1,474,000
Excess depreciation and amortization	---	129,106	370,776	499,882
Expenses not deducted currently	---	---	102,804	102,804
Add back permanent differences:
Accretion & amortization of note discount	---	---	522,248	522,248
Other	40,000	4,154	750	44,904
Net operating loss to carry-forward	$(217,713)	$(1,521,082)	$(1,281,054)	$(3,019,849)

JayHawk Energy, Inc.
Notes to Consolidated Financial Statements – (Continued)

Deferred tax assets have been recognized for this net operating loss carry-forward of approximately $578,300 at September 30, 2009.  This has been calculated using effective tax rates of 4.15% and 15% for State and Federal (total 19.15%). We have not recorded a benefit from our net operating loss carryforward because realization of the benefit is uncertain and, therefore, a valuation allowance of $578,300 has been provided for the deferred tax assets. The following table reports our carry forward by year and the related deferred tax assets by year from April 5, 2004 (inception) through September 30, 2008:

	NOL	Deferred
Tax Year End	Carry-forward	Tax Asset

September 30, 2006 (from inception)	$32,433	$6,211
September 30, 2007	185,280	35,481
September 30, 2008	1,521,082	291,287
September 30, 2009	1,281,054	245,321

Total Available	$3,019,849	$578,300

Less: Valuation Allowance		(578,300)

Net Deferred Tax Asset		$ ---

The Company analyzed its tax positions taken on it Federal and State tax returns for the open tax years ending September 30, 2007, 2008 and 2009.  Based on our analysis, the Company determined that there are no uncertain tax positions and that the Company should prevail upon examination by the taxing authorities.

Note 14 - Subsequent Events

On October 2, 2009 the Company issued 30,000 shares of its common stock in exchange for consulting services.  Again, this same consultant was issued another 30,000 shares on November 1, 2009 in exchange for services rendered.

The Company made payments of $22,500 on November 3, 2009 and $20,000, on November 5, 2009 in settlement of the L&S Well Service breach of contract claim.

On November 16, 2009 the Company issued the 544,000 shares of its common stock to fulfill the stock issuance obligation recognized on July 30, 2009 and more fully discussed in Note 6, concerning the Note Payable and Note 8, Common Stock (July 30, 2009).

The Company received two payments of $62,500 each, on the first of November and December 2009 from DKTED in payment for the right to receive a 42.5 percent working interest in the Girard, Kansas gas properties and assets.  DKTED still has the obligation verify the fulfillment of the work and spending commitment of $300,000 on workover activities in Girard, Kansas before this interest is earned.

On November 20, 2009 the Company filed a Registration Statement on Form S-8 with the Securities and Exchange Commission to register 4,000,000 shares issuable under the Company’s 2009 Stock Incentive Plan for employees, contractors and consultants of the Company for services rendered to the Company.

On December 11, 2009 the Company entered into a Securities Purchase Agreement wherein the company agreed to sell and investors agreed to purchase up to $1.5 million of Convertible Debentures.  The aggregate $1.5 million will be invested in stages.   Funds from the initial tranche, received on December 14, 2009, total $300,000.  The Convertible Debentures provide for interest to be paid quarterly, at the rate of 10 percent per annum, and are due two years from the date of the initial closing (December 11, 2009).

Subsequent events have been evaluated through December 17, 2009, the date that the consolidated financial statements were available to be issued.

Note 15 – Commitments and Contingencies

There is no pending litigation or proceeding involving any director or officer of the Company for which indemnification is being sought.  On July 1, 2008, we leased our office space for a period of three years for a fixed monthly rental of $1,500.  In March of 2009 the lease was renegotiated and the monthly rental amount reduced to $1,000.  Accordingly, our commitment to make these lease payments for the years ending September 30, 2010 and 2011, is $12,000 and $6,000, respectively.

During the 4th quarter of the year ending September 30, 2009 the Company completed a signed letter agreement with DK True Energy Development Limited ("DKTED”) which allows DKTED to earn up to an 85% working interest in JayHawk's Coal Bed Methane ("CBM") project in southeast Kansas (the Girard project).  The “Primary Program” permits DKTED complete its participation and working interest at 42.5 percent after paying the Company $250, 000 and spending $300,000 on workovers of existing wells during the first year.  As at September 30, 2009, DKTED had paid JayHawk $125,000 of the initial $250,000 cash payment obligation.  Subsequently (see Note 14, Subsequent Events) DKTED paid the Company the remaining $125,000 of the initial $250,000 cash payment obligation.  Upon presenting evidence of having performed the work and spent the $300,000 in the initial workover budget, the Company will be committed to transfer to DKTED a 42.5 percent working interest in the Girard, Kansas assets and operations.

On September 1, 2009 the Company hired its current President.  Terms of employment include a bonus of two percent of the amounts received from each tranche of the Convertible Debentures, described above in Note 14, Subsequent Events, and a stock option award of 400,000 shares of the Company’s common stock at such time as the Company can issue such options, and which will vest over a three year period.

JayHawk Energy, Inc.
Notes to Consolidated Financial Statements – (Continued)

SUPPLEMENTARY OIL AND GAS DISCLOSURES

The following unaudited information regarding the Company’s oil and natural gas activities and reserves is presented pursuant to the disclosure requirements promulgated by the Securities Exchange Commission (SEC) and the FASB, and includes (I) costs incurred, capitalized costs and results of operations relating to oil and gas activities, (II) net proved oil and gas reserves, and (3) a standardized measure of discounted future net cash flows relating to proved oil and gas reserves, including reconciliation of changes therein.

I - COSTS INCURRED, CAPITALIZED COSTS, AND RESULTS OF OPERATIONS
RELATING TO OIL AND GAS OPERATIONS (UNAUDITED)

Costs Incurred in Oil and Gas Producing Activities (in $000’s)

Costs incurred in oil and natural gas property acquisitions, exploration and development are summarized as follows, in $000’s:

	Year Ended
	September 30,
Property acquisitions	2009		2008
Unproved properties	$	---	$1,944
Proved properties (includes wells, equipment and
related facilities acquired with proved reserves)		---	6,161
Exploration		---	---
Production and development capital expenditures		---	1,327

Capitalized Costs Relating to Oil and Gas Producing Activities

Evaluated and unevaluated capitalized costs related to JayHawk’s oil and natural gas producing activities are summarized as follow in $000’s.
	Year Ended September 30,
	2009	2008
Unproved Properties	$4,145	$4,144
Proved Properties	2,358	2,358
Wells, equipment and related facilities	5,265	5,246
Total capitalized costs	$11,768	$11,748
Less: Allowance for depreciation, depletion, amortization and lease impairment	(3,246)	(2,202)
Net capitalized costs	$8,522	$9,546

We will continue to evaluate our unevaluated properties; however, the timing of the ultimate evaluation and disposition of the properties has not been determined.
Results of Operations for Oil and Gas Producing Activities

The results of operations shown below exclude non-oil and gas producing activities, corporate overhead items, interest expense and other income, expense, gains and losses.  Therefore, these results are on a different basis than results of operations reported upon in the consolidated statement of operations.

All operations were conducted in the United States.  The Company produces crude oil in North Dakota and natural gas in southeast Kansas.  Because of limited funding, exploration activities were not conducted during the years ended September 30, 2009 and 2008:

JayHawk Energy, Inc.
Notes to Consolidated Financial Statements – (Continued)

 Results of Operations for Oil and Gas Producing Activities – (continued)

	Year Ended September 30,
	2009		2008
Operating revenue		$588,410		$1,199,837
Costs and expenses
Exploration expenses		---		---
Production expenses		399,145		507,241
General and administrative expenses		30,000		333,319
Depreciation, depletion and amortization		1,044,803		727,693
Total costs and expenses		$1,473,948		$1,568,253

Results of operations before income taxes	$	(885,538)	$	(368,416)
Provision for income taxes		---		---
Net results of operations	$	(885,538)	$	(368,416)

II – OIL AND GAS RESERVE QUANTITIES (UNAUDITED)

The Company’s oil and gas reserves are calculated in accordance with SEC standards and definitions as set forth in Rule 4-10 of Regulation S-X.  Proved developed reserves are defined as estimated quantities of oil, natural gas and natural gas liquids which upon analysis of geological and engineering data, appear with reasonable certainty to be recoverable  in the future from known oil and gas reservoirs under existing economic and operating conditions.  Proved undeveloped reserves are those reserves which can be expected to be recovered from new wells with existing equipment and operating methods.

The Company’s reserve estimation and reporting process involves an annual independent third party reserve determination and appraisal.  The reserve estimates reported below are determined independently by the consulting firm of McDaniel & Associates Consultants, Ltd. and are consistent with internal estimates.  The Company provided McDaniel & Associates with engineering, geological and geophysical data, actual production histories and other information necessary for the reserve determination.  The reserve estimates were prepared based on economic and operating conditions existing at September 30, 2009 and 2008.

All of JayHawk Energy’s oil and gas reserves are within the continental United States in the states of North Dakota and Kansas.  Based on the evaluation described in the preceding paragraph, presented below (in barrels) is a summary of changes to the Company’s net interest in proved developed and proved undeveloped reserves for the years ending September 30, 2009 and 2008:
	Proved	Proved	Total Proved
	Developed	Undeveloped	Reserves
At September 30, 2007
Revisions of previous estimates	---	---	---
Purchases of minerals in place	79,700	---	79,700
Production	(13,000)	---	(13,000)
At September 30, 2008	66,700	---	66,700
Revisions of previous estimates	6,560	88,500	95,060
Purchases of minerals in place	---	---	---
Production	(12,860)	---	(12,860)
At September 30, 2009	60,400	88,500	148,900

JayHawk Energy, Inc.
Notes to Consolidated Financial Statements – (Continued)

III – STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS
RELATING TO PROVED OIL AND GAS RESERVES (UNAUDITED)

Future net cash flows are calculated by applying year-end oil and gas prices (adjusted for price changes provided by contractual arrangements) to estimated future production of proved oil and gas reserves, less estimated future development and production costs, which are based on year-end costs and existing economic assumptions.  The discounted future net cash flow estimates do not include exploration expenses, interest expense or corporate general and administrative expenses.  The selling prices of crude oil and natural gas are highly volatile.  The year-end prices, which are required to be used for the discounted future net cash flows may not be representative of future selling price.  For the fiscal year September 30, 2010 the discounted net cash flow estimates will use selling price estimates based on the average selling price of the prior twelve months (this year ending September 30, 2009, as discussed under the topic “New Accounting Pronouncements”.  The following table presents the estimated future cash flows related to the Company’s proved oil reserves.

	Reserves In Barrels	Present Value of Future Cash Flows

Proved developed reserves	60,400	$1,666,000
Proved undeveloped reserves	88,500	1,338,000
Total proved reserves	148,900	$3,004,000

JAYHAWK ENERGY, INC.
Consolidated Balance Sheets

	June 30, 2010 Unaudited	September 30, 2009
Assets
Current Assets
Cash and cash equivalents	$821,817	$5,658
Trade accounts receivable, less allowance for doubtful accounts (Note 3)	90,494	293,507
Other Current Assets	6,879	2,544
Total Current Assets	919,190	301,709

Plant, Property and Equipment
Unproved oil and gas properties, net of allowance for impairment and
accumulated amortization (Note 4)	2,078,773	2,265,673
Proved and developed oil and gas properties net of accumulated
depreciation, depletion and amortization (Note 5)	7,282,237	6,256,238
Computers, office equipment, furniture and leasehold improvements,
net of accumulated depreciation	22,613	31,605
Total Net Plant, Property and Equipment	9,383,623	8,553,516

Other Long-Term Assets	56,900	55,100

Total Assets	$10,359,713	$8,910,325
Liabilities and Stockholders' Equity
Current Liabilities
Accounts Payable	$1,523,670	$172,166
Working and royalty interests payable	128,440	107,905
Other payables and accrued costs	106,218	350,797
Convertible promissory notes maturing in less than 1 year (Note 6)	--	800,000
Total Current Liabilities	1,758,328	1,430,868

Commitments and Contingencies	--	--
Long-Term Liabilities (Note 7)	745,430	140,844
Total Liabilities	2,503,758	1,571,712

Stockholders' Equity
Preferred Stock, $.001 par value; 10,000,000 shares authorized, no shares
issued and outstanding	--	--
Common Stock; $0.001 par value; 200,000,000 shares authorized;
48,867,549 shares issued and outstanding at June 30, 2010, and
44,509,496 shares issued and outstanding at September 30, 2009 (Note 8)	48,868	44,509
Additional paid-in capital	16,822,284	12,821,792
Stock issuance obligation		136,000
Accumulated deficit	(9,015,197)	(5,663,688)
Total Stockholders' Equity	7,855,955	7,338,613

Total Liabilities and Stockholders' Equity	$10,359,713	$8,910,325

See Accompanying Condensed Notes to the Interim Consolidated Financial Statements

JAYHAWK ENERGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
And Comprehensive Loss (Unaudited)

	Three months ended		Nine months ended
	June 30,		June 30,
	2010	2009	2010	2009

Revenue
Oil Sales	$145,786	$144,257	$454,844	$295,214
Gas Sales	13,837	25 ,150	56,504	88,064
Total Net Revenues	159,623	169,407	511,348	383,278

Costs and Operating Expenses
Production Costs – North Dakota	84,387	51,189	199,150	124,415
Production Costs – Kansas	7,472	36,789	23,417	163,099
Depreciation, Depletion and Amortization	217,396	340,371	740,191	853,132
General and Administration Expenses	286,225	131,745	721,388	481,646
Other (Income) and Expense	219,125	205,184	2,178,711	543,471
Total Costs and Operating Expenses	814,605	765,278	3,862,857	2,165,763

Loss from continuing operations before income tax expense	(654,982)	(595,871)	(3,351,509)	(1,782,485)

Income tax expense	─	─	─	─
Deferred tax benefit	─	─	─	─

Net loss	$ (654,982)	$(595,871)	$(3,351,509)	$ (1,782,485)

Basic and diluted loss per share	$(0.01)	$ (0.01)	$(0.07)	$(0.04)

Basic and diluted weighted average shares outstanding	48,853,421	44,060,385	47,026,085	43,474,923

See Accompanying Condensed Notes to the Interim Consolidated Financial Statements

JAYHAWK ENERGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
 FOR THE NINE MONTHS ENDED JUNE 30, 2010 AND 2009

	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss from operations	$(3,351,509)	$(1,782,485)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation, depletion and amortization	740,190	853,152
Non-cash loss on write-off of Girard, Kansas assets	78,137
Amortization of discount on note payable	595,933	174,857
Accretion of convertible promissory note	--	295,166
Accretion in annual asset retirement obligation	10,563	9,603
Debt Conversion Expense	1,466,978	--
Common stock issued in lieu of interest	71,393	--
Common stock issued in consideration for services	28,570	94,385
(Increase) decrease in accounts receivable	203,014	112,784
(Increase) decrease in other current assets	(4,335)	11,066
(Increase) decrease in long-term assets	(1,800)	--
Increase (decrease) in accounts payable	1,351,504	(54,303)
Increase (decrease) in accruals and other current liabilities	(224,044)	(126,568)
Net cash used by operating activities	964,594	(159,227)

CASH FLOWS FROM INVESTING ACTIVITIES
Proved and unproved oil and gas property additions	(1,898,435)	(19,760)
Other property additions	--	(13,012)
Sale of 42.5 percent interest in Girard gas properties	250,000	--
Net cash used in investing activities	(1,648,435)	(32,772)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the sale of common stock	--	200,000
Proceeds from issuance of 10% convertible debentures	1,500,000	-
Net cash provided by financing activities	1,500,000	200,000

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	816,159	8,001

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	5,658	82,683

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$821,817	$90,684

SUPPLEMENTAL DISCLOSURE of CASH FLOWS
Income tax paid	-	-
Interest paid	$6,250	-

See Accompanying Condensed Notes to the Interim Consolidated Financial Statements

JAYHAWK ENERGY, INC.
Condensed Notes to Consolidated Financial Statements
(Unaudited)
For the Three and Nine Months ended June 30, 2010 and June 30, 2009

Note 1 – Organization and Description of Business

Nature of Operations – JayHawk Energy, Inc. (the Company, we, or JayHawk) and its wholly owned subsidiary are engaged in the acquisition, exploration, development, production and sale of natural gas, crude oil and natural gas liquids primarily from conventional reservoirs within North America.  We incorporated in Colorado on April 5, 2004 as Bella Trading Company, Inc.  During the second quarter ending June 30, 2007, we changed management and entered the oil and gas business, and ceased all activity in retail jewelry.  On June 21, 2007, we changed our name to JayHawk Energy, Inc.  Since then, we have devoted our efforts principally to the raising of capital, development of organizational infrastructure, and the acquisition of oil and gas properties.  To date, we have acquired three main properties, the Uniontown in Kansas, the Crosby (formerly referred to as Candak properties) in North Dakota, and Girard in Kansas.  We also formed a wholly owned subsidiary to transport our natural gas in Kansas, called Jayhawk Gas Transportation Company.  This is the basis for which our financial statements are consolidated.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation – These consolidated financial statements, including notes, have been prepared in accordance with the applicable rules of the Securities and Exchange Commission (the “SEC”) and do not include all of the information and disclosures required by accounting principles generally accepted in the United States ("U.S. GAAP") for complete financial statements.  These consolidated financial statements are unaudited but, in the opinion of management, reflect all adjustments necessary for a fair presentation of the results for the periods reported.  All such adjustments are of a normal recurring nature unless disclosed otherwise.  JayHawk reports on operations using a fiscal year end of September 30.  This report on Form 10-Q is for the third quarter ending June 30, 2010, and comparable quarter ended June 30, 2009.  These financial statements should be read in conjunction with the Company's audited consolidated financial statements and notes thereto, included in the Company’s Form 10-K for the year ended September 30, 2009, and interim reports on Forms 10-Q and 8-K as filed with the SEC.  Interim operating results are not necessarily indicative of operating results for any future interim period or for the full year.

Going Concern – The accompanying financial statements have been prepared assuming that the Company continues operating as a going concern.  As of June 30, 2010 our ability to continue as such is dependent upon our ability to obtain sufficient additional financing and upon achieving profitable future operations.  We plan to fund our future operations by raising additional capital in the public and private markets, drilling new wells and attaining additional commercial production, thereby increasing our operating income.  However, there is no assurance that we will be able to achieve these objectives.

Joint Venture Operations – In instances where the Company’s oil and gas activities are conducted jointly with others, the Company’s accounts reflect only its proportionate interest in such activities.

Use of estimates - The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the respective reporting periods.  A change in accounting estimate is accounted for prospectively over the current and future years.

Loss per common share - Basic loss per share is calculated based on the weighted average number of common shares outstanding.  Diluted loss per share assumes exercise of stock options and warrants and conversion of convertible debt and preferred securities, provided the effect is not anti-dilutive.  As each of the two fiscal periods covered by these financial statements reflects net losses from operations, all of the warrants had an anti-dilutive effect on per common share amounts.

Revenue Recognition – We use the sales method of accounting for oil and gas revenues.  Under this method revenues are recognized based on the actual volumes of gas and oil sold to purchasers. The volume sold may differ from the volumes we are entitled to, based on our individual interest in the property.  In accordance with Accounting Standards Codification (ASC) Topic 605-45, revenues reflected in these financial statements are the Company's net working interest after deduction of amounts attributable to other working and royalty interest owners, and severance and production taxes withheld prior to revenue distribution.  See note above, "Joint Venture Operations".

JAYHAWK ENERGY, INC.
Condensed Notes to Consolidated Financial Statements
(Unaudited)
For the Three and Nine Months Ended June 30, 2010 and June 30, 2009

Note 2 – Summary of Significant Accounting Policies (continued)

Property, plant and equipment - JayHawk follows the successful efforts method of accounting for oil and gas property as promulgated in Accounting Standards Codification (ASC) Topic 932, Extractive Activities – Oil and Gas.  Under this method of accounting, costs to acquire mineral interests in oil and natural gas properties, to drill and equip exploratory wells that find proved reserves, and to drill and equip development wells, are capitalized.  Costs to drill exploratory wells that do not find proved reserves, geological and geophysical costs and costs of carrying and retaining unproved properties are expensed.

We calculate depletion, depreciation and amortization (DD&A) of capitalized cost of proved oil and gas property on a field-by-field basis using the units-of-production method based upon proved reserves. In computing DD&A we will take into consideration restoration, dismantlement and abandonment cost and the anticipated proceeds from equipment salvage.  When applicable, we will apply the provisions of ASC Topic 410, Accounting for Asset Retirement Obligations, which provides guidance on accounting for dismantlement and abandonment cost.

           Support equipment and other property, plant and equipment related to oil and gas production are depreciated on a straight-line basis over their estimated useful lives which range from 5 to 35 years.  Property, plant and equipment unrelated to oil and gas producing activities is recorded at cost and depreciated on a straight-line basis over the estimated useful lives of the assets, which range from 3 to 25 years.

We review our long-lived assets for impairment annually or when events or changes in circumstances indicate that impairment may have occurred.  In the impairment test we compare the expected undiscounted future net revenue on a field-by-field basis with the related net capitalized cost at the end of each period. Should the net capitalized cost exceed the undiscounted future net revenue of a property, we will write down the cost of the property to fair value, which we will determine using discounted future net revenue. We will provide an impairment allowance on a property-by-property basis when we determine that the unproved property will not be developed (also see specifically, Note 4).

Asset Retirement Obligation – We follow ASC topic 410, “Accounting for Asset Retirement Obligations”, which requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made.  The associated asset retirement costs will be capitalized as part of the carrying amount of the long-lived asset.  The carrying value of a property associated with the capitalization of an asset retirement cost will be included in proved oil and gas property in the balance sheets.  The future cash outflows for oil and gas property associated with settling the asset retirement obligations will be accrued in the balance sheets, and will be excluded from ceiling test calculations.  The asset retirement obligation, consists of costs related to the plugging of wells and removal of facilities and equipment on its oil and gas properties, and is included in Long-term Liabilities (Note 6).

Income Taxes - The Company follows the guidance of ASC Topic 740, Income Taxes.   Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. In addition, a valuation allowance is established to reduce any deferred tax asset for which it is determined that it is more likely than not that some portion of the deferred tax asset will not be realized.

ASC Topic 740 recognizes that the ultimate deductibility of positions taken or expected to be taken on tax returns is often uncertain.  It provides guidance on when tax positions claimed by an entity can be recognized and guidance on the dollar amount at which those positions are recorded.  In order to recognize the benefits associated with a tax position taken the entity must conclude that the ultimate allowability of the deduction is more likely than not.  If the ultimate allowability of the tax position exceeds 50% (more likely than not), the benefit associated with the position is recognized at the largest dollar amount that has more than a 50% likelihood of being realized upon ultimate settlement.  Differences between tax positions taken in a tax return and recognized in accordance with the guidance will generally result in (1) an increase in income taxes currently payable or a reduction in an income tax refund receivable or (2) an increase in a deferred tax liability or a decrease in a deferred tax asset, or both (1) and (2).

JAYHAWK ENERGY, INC.
Condensed Notes to Consolidated Financial Statements
(Unaudited)
For the Three and Nine Months Ended June 30, 2010 and June 30, 2009

New Accounting Pronouncements – In December 2008, the Securities and Exchange Commission (SEC) released Final Rule, Modernization of Oil and Gas Reporting.  The new disclosure requirements include provisions that permit the use of new technologies to determine proved reserves if those technologies have been demonstrated empirically to lead to reliable conclusions about reserve volumes.  The new requirements also will allow companies to disclose their probable reserves to investors.  In addition, the new disclosure requirements require companies to (a) report the independence and qualifications of its reserves engineer preparer; (b) file reports when a third party is relied upon to prepare reserve estimates or conducts a reserve audit, and (c) report oil and gas reserves using an average price based upon the prior 12 month period rather than year-end prices.  The new disclosure requirements are effective for financial statements for fiscal years ending on or after December 31, 2009.

In January 2010, the FASB issued Accounting Standards Update No. 2010-03 “Extractive Activities – Oil and Gas, Accounting Standards Codification (ASC) Topic 932: Oil and Gas Reserve Estimation and Disclosures”.  The objective is to align the oil and gas reserve estimation and disclosure requirements of ASC Topic 932 with the requirements in the SEC final rule “Modernization of the Oil and Gas Reporting Requirements” described in the preceding paragraph.  This includes updating the reserve estimation requirements for changes in practice and technology that have occurred over the last several decades and expanding the disclosure requirements for equity method investments.  The amendments in this Update 2010-03 are effective for interim and annual periods ending on or after December 31, 2009, and should be applied on a prospective basis.  The Company adopted this Update without a material effect on its results of operations and financial position.

JAYHAWK ENERGY, INC.
Condensed Notes to Consolidated Financial Statements
(Unaudited)
For the Three and Nine Months Ended June 30, 2010 and June 30, 2009

Note 3 - Trade Accounts Receivable

At June 30, 2010 trade accounts receivable represents those amounts the Company is owed for its oil and gas production delivered during the month of June 2010 and amounts due from other working interests for their respective percentages of joint operating costs and drilling costs.  At September 30, 2009, trade accounts receivable also included a net amount anticipated to be collected from the SemCrude bankruptcy.  On February 25, 2010 the Company received $224,183 in complete settlement of this litigation and the receivable and associated allowance were accordingly eliminated.  Specifically, trade accounts receivable are detailed as follows at June 30, 2010 and September 30, 2009:

	June 30, 2010	September 30, 2009
Due for crude oil delivered in June & July 2008 – SemCrude	$--	$283,486
Less: Allowance for doubtful collections	--	(119,763)
Due for crude oil delivered in June 2010 and September 2009	57,522	109,074
Due for natural gas delivered in June 2010 and September 2009	8,986	5,954
Due from joint operating working interests	23,986	14,756
Total	$90,494	$293,507

Note 4 – Unproved Properties and Impairment

The total of JayHawk's investment in unproved properties at June 30, 2010 and September 30, 2009 consists of the following capitalized costs respectively:

	June 30, 2010	September 30, 2009
Kansas Uniontown Project	$2,494,479	$2,494,479
Less: Allowance for impairment	(1,474,000)	(1,474,000)
Less: Accumulated amortization	(236,354)	(162,734)
Net investment in Uniontown Project	$784,125	$857,745

Kansas Girard Project	$1,652,284	$1,651,125
Less: accumulated amortization	(388,486)	(243,197)
Net investment in Girard Project	$1,263,798	$1,407,928

Crosby Project Capitalized New Lease Costs	$30,850	$-

Total Unproved Oil and Gas Property	$2,078,773	$2,265,673

Impairment of Uniontown Project:  A property is considered impaired if it will not or cannot be developed.  At that time an allowance is established to revalue the capitalized cost and a provision of equal amount is provided as an operating expense.  Management made a review of the portfolio of leases acquired in the Uniontown transaction of July 2007 and decided based on geology and proximity to our pipeline, to permit approximately one-third of the original leases acquired to expire without renewal. The Company's inability at September 30, 2008 to fund development of any acreage, justified the creation of an impairment valuation.  The management has estimated the allowance at two-thirds, 67 percent, of the original investment equaling $1,474,000.

JAYHAWK ENERGY, INC.
Condensed Notes to Consolidated Financial Statements
(Unaudited)
For the Three and Nine Months ended June 30, 2010 and June 30, 2009

Note 5 – Proved and Developed Oil & Gas Properties

The capitalized cost, net of depreciation, depletion and amortization (DD&A) of the proved oil and gas properties was $7,282,237, at June 30, 2010, and $6,256,238 at September 30, 2009.  These net capitalized costs are comprised of the following; detailed by property:

	June 30, 2010	September 30, 2009
Crosby North Dakota Properties:
Proved Reserves	$2,357,752	$2,357,752
Field Equipment	1,224,581	1,200,248
Capitalized Drilling Costs	1,842,091
Less: Accumulated DD&A	(1,492,515)	(1,117,265)
Net Capitalized Costs	$3,931,909	$2,440,735

Girard, Kansas Properties:
Field Equipment	$705,903	$796,033
Capitalized Drilling Costs	662,899	662,899
Less: investment from Joint Venture Partner	(250,000)	--
Less: accumulated DD&A	(114,555)	(76,402)
Net Capitalized Costs	$1,004,247	$1,382,530

JayHawk Gas Transportation
Field Equipment	$2,605,870	$2,605,870
Less: accumulated Depreciation	(259,789)	(172,897)
Net Capitalized Costs	$2,346,081	$2,432,973

Total Net Proved Oil & Gas Properties	$7,282,237	$6,256,238

Note 6 – Convertible Promissory Note

On July 30, 2008 JayHawk signed a convertible promissory note in the amount of $800,000 for cash received of an equal amount.  The original note provided for interest to be paid at the maturity date of July 30, 2009, computed at a rate of 12 percent per annum.  On July 30, 2009, the note was amended to extend the maturity date to July 30, 2010.  Under the amended agreement interest continued to be accrued and the holder was given the right to convert the outstanding principal balance and unpaid accrued interest to shares of the Company's common stock, at the conversion price of $1.75.

On February 25, 2010 the $800,000 principal of the note payable and currently accrued interest was converted to 1.6 million shares of the Company’s common stock.  Accounting Standards Codification (ASC) topic 470-20-40-16 requires expense to be recognized when convertible debt is converted to equity securities of the debtor to the extent that the fair value of the securities and other consideration transferred exceeds the fair value of securities issuable pursuant to the original conversion terms.  Management made an assessment of the modified terms of conversion and determined that the fair value of the 1.6 million shares on the date of issuance was $2,112,000 and exceeded the value of shares issuable pursuant to the amended agreement of $645,022, by $1,466,978.  This amount was charged to non-cash debt conversion expense.

JAYHAWK ENERGY, INC.
Condensed Notes to Consolidated Financial Statements
(Unaudited)
For the Three and Nine Months Ended June 30, 2010 and June 30, 2009

Note 7 – Long-term Liabilities

Long-term liabilities at June 30, 2010 are comprised of an asset retirement obligation of $151,407, and convertible debentures of $1,497,000, net of discounts for the imputed fair value of common stock purchase warrants attached to the debentures and the imputed fair value of the conversion feature of the debentures.  At September 30, 2009 the only long-term liability was the asset retirement obligation reflected in the amount of $140,844.  The composition of long-term liabilities existing at June 30, 2010 and September 30, 2009, the previous fiscal year end, is reflected in the following table:

	June 30, 2010	September 30, 2009
Asset retirement obligation	$151,407	$140,844
Long-term notes (debentures) payable face value	1,497,000	--
Less: Unamortized discount(s)
Imputed fair value of common stock purchase warrants	(360,427)	--
Imputed fair value of beneficial conversion feature	(542,550)	--

Total long-term liabilities	$745,430	$140,844

During the nine months ended June 30, 2010 the Company issued 10 percent convertible debentures with a face value  of $1,500,000.  The first tranche of the total financing, with a face  value of $900,000, was issued during the first quarter end December 31, 2009.  In April of this current quarter additional debentures with a face value of $600,000 were issued.  All of the debentures have a two year maturity and were issued with attached common stock purchase warrants.

The debentures are convertible at any time after the original issue date into a number of shares of the Company’s common stock, determined by dividing the amount to be converted by a conversion price of $0.30 per share.  Additionally, the attached common share purchase warrants, expire in 42 months from the original issue date and permit the holders two exercise options.  The warrants were exercisable by purchase of the Company’s common stock for cash at an exercise price of $0.45, or alternatively, in a cashless exercise, the number of shares being determined in accordance with a predetermined formula based upon the Company’s then current stock price.

During the second quarter end March 31, 2010, the holders of the debentures and the common stock purchase warrants associated with the first $900,000 issuance, exercised warrants to acquire 2,111,388 shares of the Company’s common stock in two separate cashless exercises on January 6, and January 27.  All but 166,000, or 7.3 percent, of the common stock purchase warrants issued with the initial $900,000 tranche of the financings have now been exercised.  Warrants attached to the debentures issued in April 2010 ($600,000 face amount) total 2,000,000 and remain to be exercised at the election of the debenture holders at an exercise price of $0.45 per share.

In accordance with ASC Topic 470, the Company allocated the proceeds to the two elements (detachable warrants and convertible instrument) based upon their relative fair values of the debt instrument without the warrants and the warrants themselves at the time of issuance.  The fair value of the warrants was determined following the guidance of ASC Topic 718; using the Black-Scholes option model (using a risk free interest rate of .06 percent and volatility of 99.3 percent) with the value allocated to the warrants reflected in Stockholders’ Equity and a debt discount.  Based upon the respective fair values as of the original agreement dates, the total face value of the total debenture issuances, $1,500,000 was allocated to discounts associated with the common stock purchase warrants and the beneficial conversion features.  Giving effect to the monthly amortization of the discount, the exercise of all but 166,000 of the stock purchase  warrants  associated with the first $600,000 tranche, and the conversion of $3,000 in principal  conversion, $902,977 of discount remains to be amortized over the remaining life of the debentures.  This $902,977 consists of the remaining unamortized imputed fair value of the common stock purchase warrants of $360,427, and imputed fair value of the beneficial conversion feature of $542,550.  These amounts are and will continue to be amortized over the remaining life of the underlying convertible debentures.

JAYHAWK ENERGY, INC.
Condensed Notes to Consolidated Financial Statements
(Unaudited)
For the Three and Nine Months Ended June 30, 2010 and June 30, 2009

Note 8 - Common Stock

At March 31, 2010 the number of the Company’s common shares issued and outstanding was 48,824,883.  During the quarter end June 30, 2010 this number increased by 42,666 shares to 48,867,549.  The specific issuances of the shares of the common stock are detailed below:

On April 01, 2010 the Company issued 21,666 shares of its $0.001 par value common stock in lieu of paying interest, to one investor in the 10% convertible debentures, with cash.  The interest totaled $16,250 and was converted to shares at a price of $0.75 per common share.

On May 04, 2010 the Company issued 11,000 shares of its $0.001 par value common stock in lieu of paying cash for the rental of field equipment.   The value of the services was determined to be equivalent to the value of the shares issued at the closing stock price of that day, $0.47 per share, or $5,170.

On June 28, 2010 one of the holder’s of the 10% convertible debentures, in agreement with the terms thereof, elected to convert the principal amount of $3,000 to 10,000 shares.

Note 9 – Subsequent Events

On July 20, 2010, holders of the debentures were issued 112,777 shares of the Company’s common stock in lieu of interest due and payable, totaling $33,833 as of July 01, 2010.  The number of shares issued was computed in accordance with the terms of the debenture documents more fully described in Note 7 (Long-term Liabilities).

Subsequent events have been evaluated through August 10, 2009, the date that the consolidated financial statements were available to be issued.

JAYHAWK ENERGY, INC.

10,224,054 Shares
Common Stock

PROSPECTUS

*, 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered. None of the following expenses are payable by the selling stockholders. All of the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$372
Legal fees and expenses	$65,000
Accounting fees and expenses	$5,000
Miscellaneous	$5,000
TOTAL	$75,372

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest.  We may advance expenses incurred in defending a proceeding.  To the extent that the officer or director is successful on the merit in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees.  With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order.  The indemnification is intended to be the fullest extent permitted by the laws of the State of Colorado.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

On December 9, 2009, we entered into a securities purchase agreement with certain accredited investors, pursuant to which we agreed to issue and sell up to $1.5 million of senior secured convertible debentures and warrants to purchase an aggregate of 5,000,001 shares of our common stock. The closing of the transactions contemplated by the securities purchase agreement occurred in three traunches. On December 9, 2009, we issued and sold an aggregate of $300,000 in senior secured convertible debentures and warrants to purchase an aggregate of 1,000,000 shares of our common stock.  On January 4, 2010, we issued and sold an aggregate of $600,000 in senior secured convertible debentures and warrants to purchase an aggregate of 2,000,001 shares of our common stock.  On April 26, 2010, we issued and sold an aggregate of $600,000 in senior secured convertible debentures and warrants to purchase an aggregate of 2,000,001 shares of our common stock.  Cynergy Advisors, LLC acted as placement agent in the transaction and received a cash fee equal to $45,000 and warrants to purchase an aggregate of 166,000 shares of our common stock.  We received aggregate net proceeds of $1,384,500 from the private placement. The senior secured convertible debentures and warrants were issued in a transaction that was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act, which exempts transactions by an issuer not involving a public offering.

The senior secured convertible debentures bear interest at a rate of 10% per annum payable quarterly and are due on December 9, 2011. The senior secured convertible debentures are convertible, at the option of the holder, into shares of our common stock at a conversion price equal to $0.30 per share. Provided certain conditions are satisfied, we have the option to pay the interest on the senior secured convertible debentures in shares of our common stock. The conversion price for the interest payments is equal to the lesser of $0.30 or the lesser of (i) the average of the VWAPs for the 5 consecutive trading days ending on the day preceding the interest payment date or (ii) the average of the VWAPs for the 5 consecutive trading days ending on the trading day that is immediately prior to the date the shares are delivered to the holder. We are prohibited from effecting the conversion of the senior secured convertible debentures to the extent that as a result of the conversion the holder of the converted senior secured convertible debentures beneficially owns more than 4.99% (or, if this limitation is waived by the holder upon no less than 61 days prior notice to us, 9.99%) in the aggregate of the issued and outstanding shares of our common stock calculated immediately after giving effect to the issuance of shares of common stock upon the conversion of the senior secured convertible debentures. Prior to exercise, the senior secured convertible debentures do not confer upon holders any voting or any other rights as a stockholder. The senior secured convertible debentures contain provisions that protect the holders against dilution by adjustment of the purchase price in certain events such as stock dividends, stock splits and other similar events. In addition, the senior secured convertible debentures have anti-dilution protection in the event we issue securities at a value less than $0.30 per share. No fractional shares will be issued upon conversion of the senior secured convertible debentures. If, upon conversion of the senior secured convertible debentures, a holder would be entitled to receive a fractional interest in a share, we may, in our discretion, upon conversion, pay a cash adjustment or round up to the nearest whole number the number of shares of our common stock to be issued to the senior secured convertible debenture holder or otherwise equitably adjust the exercise amount and conversion price per share.

The warrants are exercisable at an exercise price of $0.45 per share for a term of 42 months to investors in the private placement. We also issued warrants to the placement agent to purchase 166,000 shares of our common stock, at an exercise price of $.045 per share for a term of 42 months, in connection with their efforts as placement agent in connection with the private placement. We are prohibited from effecting the exercise of the warrants to the extent that as a result of the exercise the holder of the exercised warrants beneficially owns more than 4.99% (or, if this limitation is waived by the holder upon no less than 61 days prior notice to us, 9.99%) in the aggregate of the issued and outstanding shares of our common stock calculated immediately after giving effect to the issuance of shares of common stock upon the exercise of the warrants. Prior to exercise, the warrants do not confer upon holders any voting or any other rights as a stockholder. The warrants contain provisions that protect the holders against dilution by adjustment of the purchase price in certain events such as stock dividends, stock splits and other similar events. In addition, the warrants have anti-dilution protection in the event we issue securities at a value less than $0.45 per share. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we may, in our discretion, upon exercise, pay a cash adjustment or round up to the nearest whole number the number of shares of our common stock to be issued to the warrant holder or otherwise equitably adjust the exercise amount and exercise price per share.  During the quarter ended March 31, 2010, 2,111,387 shares of common stock were issued pursuant to a cashless exercise of 3,000,0001 of the warrants issued with the debt.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit No.	Description
3.1
Articles of Incorporation, filed as an exhibit to the registration statement on Form SB-2 filed with the Securities and Exchange Commission (the "Commission") on December 7, 2004, and incorporated herein by reference.

3.2	Certificate of Amendment to Articles of Incorporation, filed as an exhibit to the 8-K filed with the Commission on June 25, 2007, and incorporated herein by reference.
3.3	Bylaws, filed as an exhibit to the registration statement on Form SB-2 filed with the Commission on December 7, 2004, and incorporated herein by reference.
5.1	Opinion of Sichenzia Ross Friedman Ference LLP, filed as an exhibit to the registration statement on Form S-1 filed with the Commission on May 20, 2010, and incorporated herein by reference.
10.1	Promissory Note of April 12, 2007 with Berrigan Portfolio, Inc., filed as an exhibit to the 8-K filed with the Commission on April 17, 2007, and incorporated herein by reference.
10.2	Asset Purchase and Sale agreement of July 25, 2007 with Armstrong Investments, Inc., filed as an exhibit to the 8-K filed with the Commission on July 26, 2007, and incorporated herein by reference.
10.3
Form of Warrant Agreement of July 25, 2007 with Armstrong Investments, Inc. and Berrigan Portfolio, Inc., filed as an exhibit to the 8-K filed with the Commission on July 26, 2007, and incorporated herein by reference.

10.4	Form of Securities Purchase Agreement dated December 9, 2009, filed as an exhibit to the 8-K filed with the Commission on December 14, 2009, and incorporated herein by reference.
10.5	Form of 10% Senior Secured Convertible Debenture, filed as an exhibit to the 8-K filed with the Commission on December 14, 2009, and incorporated herein by reference.
10.6	Form of Common Stock Purchase Warrant, filed as an exhibit to the 8-K filed with the Commission on December 14, 2009, and incorporated herein by reference.
10.7	Cynergy Advisors, LLC Engagement Agreement dated October 21, 2009, filed as an exhibit to the 8-K filed with the Commission on December 14, 2009, and incorporated herein by reference.
10.8	Letter Agreement with DKTED
10.9
Amendment to Letter Agreement with DKTED, filed as an exhibit to amendment no. 1 to the registration statement on Form S-1/A filed with the Commission on July 30, 2010, and incorporated herein by reference.

10.10
Letter Agreement between Jetside Oil & Gas LLC, WHL Energy Limited and WHL Energy Midcon LLC dated November 6, 2009, filed as an exhibit to amendment no. 1 to the registration statement on Form S-1/A filed with the Commission on July 30, 2010, and incorporated herein by reference.

10.11
Amendment No. 2 to Letter Agreement with DKTED, filed as an exhibit to amendment no. 1 to the registration statement on Form S-1/A filed with the Commission on July 30, 2010, and incorporated herein by reference.

23.1	Consent of BehlerMick PS
23.2	Consent of Meyers Norris Penny LLP
23.3	Consent of Sichenzia Ross Friedman Ference LLP, filed as an exhibit to the registration statement on Form S-1 filed with the Commission on May 20, 2010, and incorporated herein by reference.
23.4	Consent of McDaniel Associates
24.1	Powers of Attorney, filed as an exhibit to the registration statement on Form S-1 filed with the Commission on May 20, 2010, and incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Post Falls, State of Idaho on the 23rd day of August 2010 .

JAYHAWK ENERGY, INC.

By:	/s/ Lindsay E. Gorrill
Name: Lindsay E. Gorrill Title: Chief Executive Officer and Chief Financial Officer (Principal Executive Officer and Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lindsay E. Gorrill	Chief Executive Officer, Chief Financial Officer and Director	August 23, 2010
Lindsay E. Gorrill

*	President, Director and Chairman of Reserve Reporting	August 23, 2010
Marshall Diamond-Goldberg

*	Chairman of the Board of Directors	August 23, 2010
Mathew J. Wayrynen

*	Director	August 23, 2010
Jeff W. Bright

*	Director	August 23, 2010
Tyrone Docherty

*Signed by Lindsay E. Gorrill, as attorney-in fact

EXHIBIT INDEX

Exhibit No.	Description
3.1
Articles of Incorporation, filed as an exhibit to the registration statement on Form SB-2 filed with the Securities and Exchange Commission (the "Commission") on December 7, 2004, and incorporated herein by reference.

3.2	Certificate of Amendment to Articles of Incorporation, filed as an exhibit to the 8-K filed with the Commission on June 25, 2007, and incorporated herein by reference.
3.3	Bylaws, filed as an exhibit to the registration statement on Form SB-2 filed with the Commission on December 7, 2004, and incorporated herein by reference.
5.1	Opinion of Sichenzia Ross Friedman Ference LLP, filed as an exhibit to the registration statement on Form S-1 filed with the Commission on May 20, 2010, and incorporated herein by reference.
10.1	Promissory Note of April 12, 2007 with Berrigan Portfolio, Inc., filed as an exhibit to the 8-K filed with the Commission on April 17, 2007, and incorporated herein by reference.
10.2	Asset Purchase and Sale agreement of July 25, 2007 with Armstrong Investments, Inc., filed as an exhibit to the 8-K filed with the Commission on July 26, 2007, and incorporated herein by reference.
10.3
Form of Warrant Agreement of July 25, 2007 with Armstrong Investments, Inc. and Berrigan Portfolio, Inc., filed as an exhibit to the 8-K filed with the Commission on July 26, 2007, and incorporated herein by reference.

10.4	Form of Securities Purchase Agreement dated December 9, 2009, filed as an exhibit to the 8-K filed with the Commission on December 14, 2009, and incorporated herein by reference.
10.5	Form of 10% Senior Secured Convertible Debenture, filed as an exhibit to the 8-K filed with the Commission on December 14, 2009, and incorporated herein by reference.
10.6	Form of Common Stock Purchase Warrant, filed as an exhibit to the 8-K filed with the Commission on December 14, 2009, and incorporated herein by reference.
10.7	Cynergy Advisors, LLC Engagement Agreement dated October 21, 2009, filed as an exhibit to the 8-K filed with the Commission on December 14, 2009, and incorporated herein by reference.
10.8	Letter Agreement with DKTED
10.9
Amendment to Letter Agreement with DKTED, filed as an exhibit to amendment no. 1 to the registration statement on Form S-1/A filed with the Commission on July 30, 2010, and incorporated herein by reference.

10.10
Letter Agreement between Jetside Oil & Gas LLC, WHL Energy Limited and WHL Energy Midcon LLC dated November 6, 2009, filed as an exhibit to amendment no. 1 to the registration statement on Form S-1/A filed with the Commission on July 30, 2010, and incorporated herein by reference.

10.11
Amendment No. 2 to Letter Agreement with DKTED, filed as an exhibit to amendment no. 1 to the registration statement on Form S-1/A filed with the Commission on July 30, 2010, and incorporated herein by reference.

23.1	Consent of BehlerMick PS
23.2	Consent of Meyers Norris Penny LLP
23.3	Consent of Sichenzia Ross Friedman Ference LLP, filed as an exhibit to the registration statement on Form S-1 filed with the Commission on May 20, 2010, and incorporated herein by reference.
23.4	Consent of McDaniel Associates
24.1	Powers of Attorney, filed as an exhibit to the registration statement on Form S-1 filed with the Commission on May 20, 2010, and incorporated herein by reference.